                                                  FILED PURSUANT TO RULE 424B(2)
                                                              FILE NO. 333-36143
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 2, 1997)

                                2,700,000 SHARES

       [LOGO]
                            BASIN EXPLORATION, INC.
                                  COMMON STOCK

                            ------------------------

    Of the 2,700,000 shares of Common Stock of Basin Exploration, Inc. offered hereby (the "Offering"), 2,500,000 shares are being sold by the Company and 200,000 shares are being sold by the Selling Stockholder. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

    The Common Stock is traded on the Nasdaq National Market under the trading symbol "BSNX." The last reported sale price of the Common Stock on the Nasdaq National Market on October 23, 1997, was $19.00 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           UNDERWRITING          PROCEEDS TO          PROCEEDS TO
                                     PRICE TO PUBLIC        DISCOUNT(1)          COMPANY(2)       SELLING STOCKHOLDER
Per Share........................        $18.50                $1.01               $17.49               $17.49
Total(3).........................      $49,950,000          $2,727,000           $43,725,000          $3,498,000

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offering, estimated to be approximately $400,000, payable by the Company.
(3) The Company and the Selling Stockholder have granted the Underwriters options to purchase up to an additional 375,000 and 30,000 shares of Common Stock, respectively, on the same terms as set forth above, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholder will be $57,442,500, $3,136,050, $50,283,750 and
    $4,022,700, respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock offered by this Prospectus Supplement are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about October 29, 1997 at the offices of Morgan Keegan & Company, Inc., Memphis, Tennessee.

                            ------------------------

MORGAN KEEGAN & COMPANY, INC.
          HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                              INCORPORATED

                     PETRIE PARKMAN & CO.
                                RAUSCHER PIERCE REFSNES, INC.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 24, 1997

                                     [map]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENTS, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS FOUND ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS. SEE "UNDERWRITING." AS USED IN THIS PROSPECTUS SUPPLEMENT, THE TERMS "BASIN" AND THE "COMPANY" REFER TO BASIN EXPLORATION, INC. AND ITS SUBSIDIARY, UNLESS OTHERWISE STATED OR INDICATED BY THE CONTEXT. CERTAIN TERMS USED HEREIN RELATING TO THE OIL AND GAS INDUSTRY AND CERTAIN OTHER CAPITALIZED TERMS ARE DEFINED IN THE "GLOSSARY" INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT.

THE COMPANY

    Basin Exploration, Inc. is engaged in the exploration, acquisition, development and exploitation of oil and gas properties. The Company's oil and gas properties are located primarily offshore Louisiana in the shallow waters of the Gulf of Mexico and in the Powder River and Green River Basins of Wyoming. As of September 30, 1997, the Company's estimated net proved reserves were 60.3 Bcf of natural gas and 8.3 MMBbl of oil, or 110.1 Bcfe, with an aggregate PV-10 Value of $151.1 million.

    In 1996, the Company changed its primary focus from its traditional areas of operation in the Rocky Mountain region to the shallow waters of the Gulf of Mexico. To implement this change in focus, between late-1995 and mid-1996 the Company added senior management and technical personnel, including geoscientists and petroleum engineers with extensive experience in the Gulf of Mexico, and strengthened its balance sheet by selling its Denver-Julesburg ("D-J") Basin properties in Colorado for $123.5 million (the "D-J Sales").

    Since commencing operations in the Gulf of Mexico at the beginning of 1996, through September 30, 1997 (giving effect to the D-J Sales as if they had occurred at December 31, 1995) Basin has:

    - Successfully drilled six of 11 exploratory wells in the Gulf of Mexico.

    - Assembled 30 Gulf of Mexico exploratory prospects, 21 of which were internally generated and 20 of which remain to be drilled.

    - Completed three acquisitions of properties with proved reserves and exploration or exploitation potential for an aggregate acquisition cost of approximately $20 million.

    - Built estimated net proved reserves in the Gulf of Mexico from zero to
      48.1 Bcfe at an average Finding Cost of approximately $1.05 per Mcfe.

    - Increased total estimated net proved reserves by 76% from 62.6 Bcfe to
      110.1 Bcfe.

    - Increased the PV-10 Value of estimated net proved reserves by 259% from $42.1 million to $151.1 million.

    - Increased average net daily production from approximately 12.3 MMcfe to
      43.6 MMcfe, primarily due to commencement of production in August 1997 from two Gulf of Mexico discovery wells, with further increases expected from five Gulf of Mexico wells that are currently either being completed or are temporarily suspended pending additional development.

    The Company drilled three Gulf of Mexico exploratory wells in 1996, drilled eight exploratory wells during the first nine months of 1997 and expects to drill 12 to 18 additional exploratory wells in the Gulf of Mexico through the end of 1998. The Company currently estimates that its aggregate capital expenditures for the balance of 1997 and 1998 will be between $60 million and $80 million, excluding acquisitions.

BUSINESS STRATEGY

    Basin's business strategy is to generate strong per share growth in reserves, production, earnings and cash flow through a balanced approach to exploration, development and selective acquisitions of oil and gas properties. The Company implements this strategy through the following:

    FOCUS ON EXPLORATION IN THE SHALLOW WATERS OF THE GULF OF MEXICO. Basin's exploration activities are focused in the shallow waters of the central Gulf of Mexico, primarily offshore Louisiana. The Company believes that this region has significant remaining undiscovered reserves and that the combination of existing infrastructure and effectiveness of 3-D seismic will reduce exploration risk and enhance project economics.

    CAPITALIZE ON TECHNICAL EXPERTISE. Basin has assembled a team of geoscientists and petroleum engineers with substantial expertise in the shallow waters of the Gulf of Mexico to generate prospects and evaluate acquisition opportunities. Basin has also added senior management with substantial acquisition experience outside the Gulf of Mexico and intends to utilize this in-house capability in conjunction with regionally specialized geoscientists to identify and evaluate growth opportunities through acquisitions with additional exploration and exploitation potential.

    UTILIZE ADVANCED TECHNOLOGY. Basin makes extensive use of advanced technologies, including 3-D seismic and computer-aided exploration performed on six Landmark workstations, to better define drilling prospects and exploitation opportunities. Basin has licensed more than 350,000 miles of conventional 2-D seismic data and approximately 200 lease blocks of 3-D seismic data in the Gulf of Mexico.

    BALANCE SIZE AND RISK PROFILE OF EXPLORATION TARGETS. Basin conducts a drilling program that is balanced between large target exploration prospects relative to the Company's existing reserve base and lower-risk, smaller exploration prospects near existing infrastructure to reduce development costs and expedite the commencement of production. This balance allows the Company to mitigate risk while gaining exposure to meaningful growth in reserves and production.

    GENERATE PROSPECTS INTERNALLY. Basin's team of geoscientists internally generates high quality prospects using the Company's technical data bases and workstations. The Company believes that internally generating prospects will enable it to retain large working interests and operating control and to either bring in partners on a promoted basis or to swap for interests in third-party generated prospects.

    OPERATE CORE PROPERTIES. At September 30, 1997, Basin served as operator for properties accounting for more than 80% of the Company's PV-10 Value. Serving as operator allows the Company to exert greater control over the cost and timing of its exploration, development and production activities.

    PURSUE SELECTIVE ACQUISITIONS. Basin actively seeks to acquire working interests in oil and gas properties with development potential to augment operations in its core areas, to build acreage positions for exploration prospects and to establish positions in new areas.

    MAINTAIN FINANCIAL FLEXIBILITY. Basin is committed to maintaining financial flexibility in order to pursue exploration and development activities and take advantage of selective acquisition opportunities. The Offering will enhance Basin's financial flexibility by further strengthening its balance sheet.

RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

THE OFFERING

Common Stock Offered:

  By the Company..................  2,500,000

  By the Selling Stockholder......  200,000

Common Stock Outstanding After the
  Offering........................  13,285,774(1)

Use of Proceeds...................  The net proceeds to the Company will be used to repay indebtedness, to fund exploration and development
                                    activities, for possible future acquisitions of oil and
                                    gas properties and for general corporate purposes. The
                                    Company will not receive any proceeds from the sale of
                                    Common Stock by the Selling Stockholder. See "Use of
                                    Proceeds."

Nasdaq National Market Symbol.....  BSNX

------------------------

(1) Excludes 759,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and 300,000 shares of Common Stock issuable on exercise of outstanding warrants. See "Capitalization."

                              SUMMARY RESERVE DATA

    The following table sets forth summary information with respect to Basin's estimated net proved oil and gas reserves and the PV-10 Value of the Company's estimated net proved reserves as of September 30, 1997 and December 31, 1996. Basin's offshore oil and gas reserves are based upon reserve reports prepared by Ryder Scott Company, independent petroleum engineers ("Ryder Scott"), and Basin's onshore reserves are based upon reserve reports prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers ("Netherland Sewell"). For limitations on the accuracy and reliability of estimated net proved reserves and future net revenue, see "Risk Factors-- Estimates of Reserves and Related Data."

                                                               AS OF               AS OF
                                                         SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                         ------------------  -----------------
Total net proved:
  Oil (MBbls)..........................................            8,310             7,870
  Gas (MMcf)...........................................           60,268            29,713
  Total (MMcfe)........................................          110,128            76,933

Net proved developed:
  Oil (MBbls)..........................................            4,399             4,046
  Gas (MMcf)...........................................           40,343            19,182
  Total (MMcfe)........................................           66,737            43,458

PV-10 Value (in thousands)(1)..........................     $    151,074         $  83,656

------------------------

(1) Future cash flows attributable to Basin's estimated net proved reserves were based on an average gas price of $2.80 per Mcf and an average oil price of $20.08 per Bbl at September 30, 1997 and an average gas price of $3.02 per Mcf and an average oil price of $25.35 per Bbl at December 31, 1996.

                             SUMMARY OPERATING DATA

    The following table sets forth summary data with respect to the production and sales prices of oil and gas by the Company for the periods indicated.

                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,          SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                      --------------------  ----------------------  -------------------------------
                                       1997(1)     1996     1997(1)(2)     1996      1996(2)     1995       1994
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net production:
  Oil (MBbls).......................        147         98         356         466        564      1,153      1,278
  Gas (MMcf)........................      1,688        429       2,490       4,353      4,776     12,833     14,377
  Total (MMcfe).....................      2,570      1,017       4,626       7,149      8,160     19,751     22,045

Average net daily production:
  Oil (Bbls)........................      1,600      1,064       1,304       1,699      1,540      3,160      3,501
  Gas (Mcf).........................     18,353      4,664       9,121      15,886     13,050     35,154     39,389
  Total (Mcfe)......................     27,953     11,048      16,945      26,080     22,290     54,114     60,395

Average sales price per unit(3):
  Oil (per Bbl).....................  $   18.59  $   21.10   $   18.88   $   19.55  $   20.03  $   17.02  $   15.63
  Gas (per Mcf).....................  $    2.45  $    1.22   $    2.37   $    1.39  $    1.44  $    1.56  $    1.69
  Total (per Mcfe)..................  $    2.67  $    2.54   $    2.73   $    2.12  $    2.23  $    2.01  $    2.01

Production cost per Mcfe(4).........  $    0.50  $    1.08   $    0.86   $    0.74  $    0.81  $    0.59  $    0.55

------------------------

(1) For the month of September 1997, which included the first full month of production from the Company's Eugene Island Block 65 property, Basin's net production totaled 1,307 MMcfe, average net daily production totaled 43,573 Mcfe, average sales price per unit totaled $2.71 per Mcfe and production cost per Mcfe totaled $0.31.

(2) Production decreased from 1995 to 1996 and from the first nine months of 1996 to the first nine months of 1997 as a result of the D-J Sales consummated in the first half of 1996. As of December 31, 1995, the assets sold in the D-J Sales represented approximately two-thirds of the Company's producing wells and 70% of its estimated net proved reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) Includes the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies) and the administrative costs of production offices, insurance and property and severance taxes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain consolidated financial data for the Company as of and for each of the periods indicated. The financial data for each year in the three years ended December 31, 1996, are derived from the audited financial statements of the Company. The financial data for the three and nine months ended September 30, 1997 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the annual consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods.

                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                          SEPTEMBER 30,           SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                      ----------------------  ----------------------  ----------------------------------
                                       1997(1)       1996     1997(1)(2)     1996      1996(2)       1995        1994
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue:
  Oil and gas sales.................  $    6,876  $    2,586  $   12,630  $   15,168  $   18,182  $   39,645  $   44,226
  Gain on sale of assets............      --          --          --          22,472      22,472      --          --
  Interest and other................          30         429         254         631       1,009         831         161
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           6,906       3,015      12,884      38,271      41,663      40,476      44,387
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Costs and expenses:
  Lease operating expenses..........       1,029         819       3,065       3,823       4,776       8,196       8,642
  Production taxes..................         258         283         893       1,482       1,829       3,478       3,432
  Depreciation, depletion and
    amortization....................       2,979       1,081       5,375       6,551       7,606      17,202      18,163
  General and administrative, net...         838         802       2,441       3,014       3,850       5,498       4,641
  Interest and other expense........         316          27         487       2,245       2,272       6,929       3,618
  Property impairment(3)............      --          --          --          --          --          26,500      --
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           5,420       3,012      12,261      17,115      20,333      67,803      38,496
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before income taxes...       1,486           3         623      21,156      21,330     (27,327)      5,891
Income tax (provision) benefit......        (520)         (1)       (218)     (5,695)     (5,760)      7,784      (2,236)
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss)...................  $      966  $        2  $      405  $   15,461  $   15,570  $  (19,543) $    3,655
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings (loss) per share...........  $     0.09  $   --      $     0.04  $     1.44  $     1.45  $    (1.82) $     0.34
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Weighted average common shares
 outstanding........................      10,757      10,701      10,720      10,700      10,700      10,710      10,813
OTHER FINANCIAL DATA:
Cash flow from operations before
 changes in working capital.........  $    4,955  $    1,101  $    6,611  $    3,432  $    5,680  $   17,050  $   24,973
Net cash provided by operating
 activities.........................  $    4,792  $    2,751  $    3,549  $    4,488  $    4,909  $   10,320  $   29,261
Capital additions...................  $   13,067  $   15,587  $   47,267  $   20,628  $   27,741  $   17,782  $   62,321
EBITDA(4)...........................  $    4,781  $    1,111  $    6,485  $    7,480  $    8,736  $   23,304  $   27,672

                             FOOTNOTES ON NEXT PAGE

                                                                                         AS OF SEPTEMBER 30, 1997
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(5)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit).............................................................  $   (2,159)  $     18,161
Net property and equipment............................................................     100,970        100,970
Total assets..........................................................................     113,250        133,570
Long-term debt, net of current portion................................................      23,092             92
Total stockholders' equity............................................................      69,334        112,654

------------------------

(1) For the month of September 1997, which included the first full month of production from the Company's Eugene Island Block 65 property, Basin's revenue, income before income taxes and cash flow from operations before changes in working capital were $3,550,000, $1,219,000 and $2,513,000
    (exclusive of a change in estimate of current taxes payable for fiscal
    1996), respectively.

(2) Oil and gas sales and certain expenses decreased from 1995 to 1996 and from the first nine months of 1996 to the first nine months of 1997 as a result of the D-J Sales. As of December 31, 1995, the Company's assets in the D-J Basin represented approximately two-thirds of the Company's producing wells and 70% of its proved oil and gas reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) During 1995, Basin recognized a property impairment as the result of the capitalized costs of its oil and gas properties exceeding a "ceiling" on such costs computed in accordance with prescribed accounting guidelines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the Company's consolidated financial statements.

(4) EBITDA is defined as income before interest, income taxes, depreciation, depletion and amortization, property impairment and gain on sale of assets. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(5) As adjusted for the Offering and the application of the estimated net proceeds to the Company therefrom. See "Capitalization."

                   UNCERTAINTY OF FORWARD-LOOKING INFORMATION

    This Prospectus Supplement includes statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, development and exploration expenditures (including the amount and nature thereof), drilling of exploration and development wells, future production of oil and gas, expansion into additional areas, cash flow, borrowing capacity and anticipated liquidity, prospect development and property acquisition, or marketing of oil and gas. Factors that could cause actual results to differ materially ("Cautionary Disclosures") include, among others: general economic conditions, the market price of oil and natural gas, the risks associated with exploration, the Company's ability to find, acquire, market, develop and produce new properties, operating hazards attendant to the oil and natural gas business, downhole drilling and completion risks that are generally not recoverable from third parties or insurance, concentration of the Company's production in a small number of properties in the Gulf of Mexico, uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures, potential mechanical failure of individually significant productive wells, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of material and equipment, delays in anticipated start-up dates, environmental risks, the results of financing efforts, actions or inactions of third-party operators of the Company's properties, regulatory developments, and other factors described in this Prospectus Supplement, the Prospectus and in the Company's reports filed with the Securities and Exchange Commission ("SEC"). Many of such factors are beyond the Company's ability to control or predict. All forward-looking statements included or incorporated by reference in this Prospectus Supplement are based on information available to the Company on the date hereof. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Prospective investors are cautioned not to put undue reliance on forward-looking statements. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus Supplement and the Prospectus delivered herewith. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Disclosures.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF COMMON STOCK SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF COMMON STOCK INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, THE RISK FACTORS IDENTIFIED IN THE ACCOMPANYING PROSPECTUS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DELIVERED HEREWITH.

OIL AND GAS PRICES; HEDGING

    Basin's revenues, profitability and future growth, and the carrying value of its oil and gas properties, are substantially dependent upon prevailing prices for oil, gas and natural gas liquids. For much of the past decade, the prices for oil and natural gas have been extremely volatile. The Company anticipates that such prices will continue to be volatile in the foreseeable future. In general, future prices of oil, gas and natural gas liquids are dependent upon numerous external factors such as weather, various economic, political and regulatory developments and competition from other sources of energy. The unsettled nature of the energy market and the unpredictability of worldwide political developments, including, for example, actions of OPEC members, make it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Any significant decline in the price of oil, gas or natural gas liquids for an extended period would have a material adverse effect on the Company's financial condition and results of operations, and would, under certain circumstances, result in a reduction in funds available under the Company's bank credit facilities, impair access to other sources of capital and curtail the Company's capital expenditures.

    Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

    From time to time, as conditions are deemed to warrant, the Company enters into energy price swap arrangements to reduce its exposure to oil and gas price volatility. Such arrangements are subject to a number of risks. If the Company's reserves are not produced at the rates estimated by the Company due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, the Company would be required to satisfy its obligations under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the Company enters into hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Under financial instrument contracts, the Company may also be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual price received at the physical point of delivery. Substantial variations between the assumptions and estimates used by the Company and actual results experienced could materially adversely affect the Company and its ability to manage the risk associated with fluctuations in oil and gas prices. In addition, hedging contracts are subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse financial effect on the Company. Furthermore, hedging contracts limit the benefits the Company would realize if actual prices rise above the contract prices.

EXPLORATION RISKS

    With the sale of its D-J Basin properties in 1996, and its initiation of exploration activities in the Gulf of Mexico, the Company currently is spending a large portion of its capital budget on exploration. Exploration activities involve substantially more risk than development or exploitation activities. Exploratory drilling is a speculative activity. Even when fully utilized and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present in such structures. In addition, the use of 3-D seismic data and such technologies requires greater predrilling expenditures than traditional drilling strategies and the Company could incur losses as a result of such expenditures. Failure of the Company's exploration activities would have a material adverse effect on the Company's future results of operations and financial condition.

CONCENTRATION OF VALUE

    The two wells in the Company's Eugene Island Block 65 property contain approximately 38% of the PV-10 Value attributable to the Company's estimated net proved reserves as of September 30, 1997 and, based upon Basin's reserve reports as of September 30, 1997, such wells will account for approximately 72% of the Company's production during the fourth quarter of 1997 on an Mcfe basis. The occurrence of mechanical problems, storms, or other events that cause curtailment or cessation of production from such wells could have a material adverse effect on the Company. Basin will remain vulnerable to a disproportionate impact of delays or interruptions of production from these wells until it develops a more diversified production base including additional properties.

REPLACEMENT OF RESERVES

    Except to the extent that Basin conducts successful development, exploitation or exploration activities or acquires properties containing proved reserves, the proved reserves of Basin will decline. The rate of decline depends upon reservoir characteristics and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where Basin has most of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain region, where the Company's other properties are located. Basin's future success depends upon its ability to find, develop and/or acquire additional oil and gas reserves at prices that permit profitable operations. The market for acquiring proved reserves is extremely competitive, and the Company may not be able to buy reserves for development and exploitation at prices it considers to be reasonable or within its budgets. The cost of drilling, completing and operating wells may vary significantly from initial estimates. Basin's drilling operations may be unsuccessful or may be curtailed, delayed or canceled as a result of numerous factors not within Basin's control, including but not limited to title problems, weather conditions, compliance with governmental requirements, shortage of capital, mechanical difficulties and shortages or delays in the delivery of drilling rigs or other equipment. Accordingly, there can be no assurance that Basin's acquisition, development, exploitation and exploration activities will result in reserves added at acceptable costs.

DEPENDENCE ON KEY PERSONNEL; LIMITED HISTORY OF OPERATIONS IN THE GULF OF MEXICO

    Prior to the opening of its regional office in late 1995 in Houston, Texas, Basin had conducted no previous operations in the Gulf of Mexico. This operating area is highly competitive and the Company's success in its activities there will depend on its ability to attract and retain geoscientists and other professional staff with extensive experience operating in the area. The Company's Houston office currently has a staff that includes seven geoscientists and petroleum engineers plus three engineering consultants, all of whom are experienced in Gulf of Mexico operations. Basin also depends to a large extent on the services of its founder and CEO, Michael Smith, and certain other senior management personnel. Loss of any of these personnel could have a material adverse impact on the Company's ability to compete.

ACQUISITION RISKS

    Acquisitions of producing oil and gas properties have been a key element of Basin's success, and Basin will continue to seek acquisitions in the future. Even though Basin performs a review of the properties in connection with its acquisitions which it believes is consistent with industry practices, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such reviews may not reveal all existing or potential problems, nor will it necessarily permit the Company to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Contractual indemnities may not be obtainable, and Basin may be required to assume the risks of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with the Company's expectations.

PERIOD-TO-PERIOD COMPARISONS

    From 1992 through 1994, the Company's operations were focused in the D-J Basin, which was one of the most active drilling areas in the United States. The Company implemented a significant redirection of its business strategy and operations between late-1995 and mid-1996 by selling its D-J Basin assets, including approximately 70% of the Company's estimated proved reserves, and establishing operations in the shallow waters of the Gulf of Mexico. Accordingly, period-to-period comparisons of results of operations and financial data may not be meaningful or provide a clear or accurate indication of future results.

COMPETITION

    Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage and the acquisition of interests in offshore exploration prospects in the Gulf of Mexico. Major and independent oil and gas companies, as well as individuals and drilling programs, actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop such properties. A number of Basin's competitors have financial resources and exploration and development budgets that are substantially greater than those of Basin, which may adversely affect the Company's ability to compete successfully. In addition, many of the Company's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels, and the application of government regulations. Basin commenced operations in the Gulf of Mexico area during 1996, where it had not previously been active. Competition from major and large independent oil and gas companies is significantly greater in this area than in the Rocky Mountain region, where Basin had conducted all of its previous operations.

FUTURE CAPITAL REQUIREMENTS

    Basin makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations and proceeds from bank borrowings. The Company currently estimates that its aggregate capital expenditures for the balance of 1997 and 1998 will be between $60 million and $80 million, excluding acquisitions. Basin believes that it will have sufficient cash from operations, the proceeds of the Offering and borrowings under its credit facility to fund such planned capital expenditures. If revenue or the Company's borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves or any other reason, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. In addition, Basin plans to continue to evaluate acquisitions to increase its reserves and to provide additional drilling prospects. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements, See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ESTIMATES OF RESERVES AND RELATED DATA

    Numerous uncertainties are inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus Supplement or incorporated herein by reference represent only estimates based on available geological, geophysical, production and engineering data, the extent, quality and reliability of which vary. Oil and gas reserve engineering is a subjective process of estimating accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality and quantity of available data, engineering and geological interpretation and judgment. In addition, the estimates of future net cash flow from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, costs and participation, if any, by third parties in the development of the Company's reserves that may not prove correct over time, for reasons which may or may not be under the control of or known to the Company. Actual future production, revenues, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates set forth herein. In addition, reserve engineers may make different estimates of reserves and cash flow based on the same available data. In calculating reserves on a Mcfe basis, oil was converted to gas equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by Basin on the sale of its oil and gas production.

    Approximately 39% of the Company's total proved reserve quantities at September 30, 1997 were undeveloped, estimates of which are by their nature less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The reserve reports as of September 30, 1997 assume that aggregate capital expenditures by the Company of approximately $29.2 million through 2004 will be required to develop such reserves. No assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated. See "Business and Properties--Oil and Gas Reserves."

    The PV-10 Values referred to in this Prospectus Supplement should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the SEC, the PV-10 Value is generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

OPERATING HAZARDS

    The oil and gas business involves a variety of operating risks, including the risk of fire, explosion, blow-out, pipe failure, casing collapse, stuck tools, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, pipeline ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to Basin due to injury and loss of life, loss of or damage to wellbores and/ or drilling or production equipment, costs of overcoming downhole problems, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Gathering systems and processing facilities are subject to many of the same hazards and any significant problems related to those facilities could adversely affect Basin's ability to market its production. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions. Basin maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. Insurance may not cover downhole operating risks, such as the costs of retrieving stuck equipment. Furthermore, Basin cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all to cover the risks faced by the Company.

PRINCIPAL STOCKHOLDER

    Basin's principal stockholder, Michael S. Smith, together with members of his immediate family and trustees for their benefit, will beneficially own approximately 22.9% of Basin's outstanding shares following the Offering. As a result, Mr. Smith is in a position to substantially influence the outcome of stockholder votes on the election of directors and other matters. In addition, if Mr. Smith were to sell a significant number of his shares, the prevailing market price of the Common Stock could be adversely affected.

                                USE OF PROCEEDS

    Net proceeds from this Offering to the Company are estimated to be approximately $43.3 million ($49.9 million if the Underwriters' over-allotment options are exercised in full), after deducting the underwriting discount and estimated offering expenses, at an offering price of $18.50 per share. The Company intends to use such net proceeds to repay substantially all amounts outstanding under its Credit Facility (defined below), to fund exploration and development activities, for possible future acquisitions of oil and gas properties and for general corporate purposes. Pending such uses, Basin intends to invest the net proceeds from the Offering in government securities and other short-term, investment grade, interest-bearing instruments.

    Basin will use the net proceeds of the Offering to repay borrowings under its Amended and Restated Credit Agreement, dated August 6, 1996 (the "Credit Facility"), between the Company and a group of banks. Amounts repaid under the revolving loan provisions of the Credit Facility will be available for re-borrowing (subject to borrowing base limitations and other restrictions) until the Credit Facility is converted to a four-year term loan on August 1, 1999. As of September 30, 1997, borrowings of $23 million were outstanding under the Credit Facility, with a weighted average interest rate of 6.3%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility."

    The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder."

                                 CAPITALIZATION

    The following table sets forth the capitalization of Basin as of September 30, 1997, and as adjusted to give effect to the issuance of the shares of Common Stock being offered by the Company hereby and the application of the estimated net proceeds therefrom (at an offering price of $18.50 per share). This table should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto. Also see "Use of Proceeds."

                                                                                 AS OF SEPTEMBER 30,
                                                                                         1997
                                                                                ----------------------
                                                                                 ACTUAL    AS ADJUSTED
                                                                                ---------  -----------
                                                                                     (UNAUDITED)
                                                                                (DOLLARS IN THOUSANDS)
Cash..........................................................................  $   1,314   $  21,634
                                                                                ---------  -----------
                                                                                ---------  -----------
Long-term debt(1).............................................................     23,092          92

Stockholders' equity:
  Preferred Stock, par value $.01 per share, 10,000,000 shares authorized; no
    shares issued and outstanding.............................................         --          --
  Common Stock, $.01 par value, 50,000,000 shares authorized; 10,813,000
    shares and 13,313,000 shares issued, respectively(2)......................        108         133
  Additional paid-in capital..................................................     59,401     102,696
Retained earnings.............................................................      9,961       9,961
Common stock held in treasury, at cost, 56,000 shares.........................       (136)       (136)
                                                                                ---------  -----------
    Total stockholders' equity................................................     69,334     112,654
                                                                                ---------  -----------
    Total capitalization......................................................  $  92,426   $ 112,746
                                                                                ---------  -----------
                                                                                ---------  -----------

------------------------

(1) Does not reflect indebtedness incurred under the Credit Facility subsequent to September 30, 1997 of $5.0 million.

(2) Excludes 784,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options (at a weighted-average exercise price of $6.82 per share) granted under the Company's Equity Incentive Plan and Director's Stock Option Plan. Also excludes 300,000 shares of Common Stock subject to outstanding warrants having an exercise price of $14.00 per share, a portion of which are owned by one of the Underwriters in this Offering and certain of its affiliates. See "Underwriting."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is traded on the Nasdaq National Market under the symbol "BSNX." The following table sets forth, for the periods indicated, the high and low closing sales price per share for the Common Stock as reported by the Nasdaq.

                                                                                         HIGH        LOW
                                                                                       ---------  ---------
1995
  First Quarter......................................................................  $   11.50  $    6.38
  Second Quarter.....................................................................       9.13       5.38
  Third Quarter......................................................................       7.00       4.38
  Fourth Quarter.....................................................................       5.88       3.00

1996
  First Quarter......................................................................  $    5.25  $    3.69
  Second Quarter.....................................................................       6.63       5.00
  Third Quarter......................................................................       7.50       5.75
  Fourth Quarter.....................................................................       7.75       5.63

1997
  First Quarter......................................................................  $    7.38  $    6.19
  Second Quarter.....................................................................       8.63       6.50
  Third Quarter......................................................................      17.13       7.81
  Fourth Quarter (through October 23, 1997)..........................................      19.50      17.38

    On October 23, 1997, the last reported sales price on the Nasdaq National Market was $19.00 per share. As of October 16, 1997, there were 140 holders of record and approximately 2,300 beneficial owners of the Common Stock.

    Basin has not in the past paid, and does not intend to pay in the foreseeable future, cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, for the future operation and development of its business. The Company's Credit Facility contains provisions that may have the effect of limiting or prohibiting the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth certain consolidated financial data for Basin as of and for each of the periods indicated. The financial data for each year in the five years ended December 31, 1996 are derived from the audited financial statements of the Company. The financial data for the three and nine months ended September 30, 1997 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the annual consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which includes a discussion of factors materially affecting the comparability of the information presented, and the Company's consolidated financial statements included elsewhere in this Prospectus Supplement. The results for the three and nine months ended September 30, 1997 are not necessarily indicative of results for the full year. Historical financial data are not necessarily predictive of the Company's future results of operations and financial condition.

                                       THREE MONTHS ENDED
                                                              NINE MONTHS ENDED
                                         SEPTEMBER 30,          SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                      --------------------  ----------------------  ------------------------------------------
                                       1997(1)     1996     1997(1)(2)     1996      1996(2)     1995       1994       1993
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue:
  Oil and gas sales.................  $   6,876  $   2,586   $  12,630   $  15,168  $  18,182  $  39,645  $  44,226  $  37,864
  Gain on sale of assets............     --         --          --          22,472     22,472     --         --         --
  Interest and other................         30        429         254         631      1,009        831        161        104
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                          6,906      3,015      12,884      38,271     41,663     40,476     44,387     37,968
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Lease operating expenses..........      1,029        819       3,065       3,823      4,776      8,196      8,642      7,105
  Production taxes..................        258        283         893       1,482      1,829      3,478      3,432      2,918
  Depreciation, depletion and
    amortization....................      2,979      1,081       5,375       6,551      7,606     17,202     18,163     12,311
  General and administrative, net...        838        802       2,441       3,014      3,850      5,498      4,641      4,182
  Interest and other expense........        316         27         487       2,245      2,272      6,929      3,618      3,160
  Property impairment(3)............     --         --          --          --         --         26,500     --         --
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                          5,420      3,012      12,261      17,115     20,333     67,803     38,496     29,676
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes,
 net................................      1,486          3         623      21,156     21,330    (27,327)     5,891      8,292
Income tax (provision) benefit......       (520)        (1)       (218)     (5,695)    (5,760)     7,784     (2,236)    (3,142)
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...................  $     966  $       2   $     405   $  15,461  $  15,570  $ (19,543) $   3,655  $   5,150
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share...........  $    0.09  $  --       $    0.04   $    1.44  $    1.45  $   (1.82) $    0.34  $    0.67
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares
 outstanding........................     10,757     10,701      10,720      10,700     10,700     10,710     10,813      7,650

OTHER FINANCIAL DATA:
Cash flow from operations before
 changes in working capital.........  $   4,955  $   1,101   $   6,611   $   3,432  $   5,680  $  17,050  $  24,973  $  20,894
Net cash provided by operating
 activities.........................  $   4,792  $   2,751   $   3,549   $   4,488  $   4,909  $  10,320  $  29,261  $  18,555
Capital additions...................  $  13,067  $  15,587   $  47,267   $  20,628  $  27,741  $  17,782  $  62,321  $  70,351
EBITDA(4)...........................  $   4,781  $   1,111   $   6,485   $   7,480  $   8,736  $  23,304  $  27,672  $  23,763


                                        1992
                                      ---------

INCOME STATEMENT DATA:
Revenue:
  Oil and gas sales.................  $  21,758
  Gain on sale of assets............     --
  Interest and other................        353
                                      ---------
                                         22,111
                                      ---------
Costs and expenses:
  Lease operating expenses..........      5,418
  Production taxes..................      1,794
  Depreciation, depletion and
    amortization....................      5,839
  General and administrative, net...      2,997
  Interest and other expense........      1,801
  Property impairment(3)............     --
                                      ---------
                                         17,849
                                      ---------
Income (loss) before income taxes,
 net................................      4,262
Income tax (provision) benefit......       (753)
                                      ---------
Net income (loss)...................  $   3,509
                                      ---------
                                      ---------
Earnings (loss) per share...........  $    0.57
                                      ---------
                                      ---------
Weighted average common shares
 outstanding........................      6,188
OTHER FINANCIAL DATA:
Cash flow from operations before
 changes in working capital.........  $   9,916
Net cash provided by operating
 activities.........................  $   8,948
Capital additions...................  $  28,243
EBITDA(4)...........................  $  11,902

                             FOOTNOTES ON NEXT PAGE

                                     AS OF SEPTEMBER 30,
                                             1997
                                    ----------------------                   AS OF DECEMBER 31,
                                                   AS       -----------------------------------------------------
                                     ACTUAL    ADJUSTED(5)   1996(1)     1995       1994       1993       1992
                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit).........  $  (2,159)  $  18,161   $  19,178  $  (2,211) $  (5,646) $     106  $    (102)
Net property and equipment........    100,970     100,970      54,800    134,598    165,807    116,133     64,662
Total assets......................    113,250     133,570      84,957    146,651    184,855    131,520     75,161
Long-term debt, net of current
 portion..........................     23,092          92         218     77,172     77,199     41,819     36,606
Total stockholders' equity........     69,334     112,654      68,751     53,287     72,575     67,183     24,701

--------------------------

(1) For the month of September 1997, which included the first full month of production from the Company's Eugene Island Block 65 property, Basin's revenue, income before income taxes and cash flow from operations before changes in working capital were $3,550,000, $1,219,000 and $2,513,000
    (exclusive of a change in estimate of current taxes payable for fiscal
    1996), respectively.

(2) Oil and gas sales and certain expenses decreased from 1995 to 1996 and from the first nine months of 1996 to the first nine months of 1997 as a result of the D-J Sales. As of December 31, 1995, the Company's assets in the D-J Basin represented approximately two-thirds of the Company's producing wells and 70% of its proved oil and gas reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) During 1995, Basin recognized a property impairment as the result of the capitalized costs of its oil and gas properties exceeding a "ceiling" on such costs computed in accordance with prescribed accounting guidelines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the Company's consolidated financial statements.

(4) EBITDA is defined as income before interest, income taxes, depreciation, depletion and amortization, property impairment and gain on sale of assets. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(5) As adjusted for the Offering and the application of the estimated net proceeds to the Company therefrom. See "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Basin is a domestic independent oil and gas company that conducts exploration activities in the shallow waters of the Gulf of Mexico and acquisition and exploitation operations in the Gulf of Mexico and selected areas onshore.

    The Company commenced operations in 1981 and completed an initial public offering of its common stock in 1992. From its inception through 1991, the Company primarily acquired, developed and exploited properties in the D-J Basin. The Company subsequently expanded into other areas within the Rocky Mountain region and initiated exploration activities. By December 31, 1994, the Company's estimated net proved oil and gas reserves had grown to 247 Bcfe, of which 169 Bcfe, or 68.4%, were located in the D-J Basin.

    During 1995, the Company's capital expenditures on oil and gas properties declined to $16 million, from $67 million the year before, due primarily to the following: (i) a smaller, lower-quality inventory of D-J Basin exploitation projects; (ii) limited success in identifying acquisition opportunities and viable exploration plays in the Company's other Rocky Mountain focus areas; and
(iii) liquidity constraints caused by higher debt levels without a commensurate increase in the Company's bank line of credit. Each of these factors was exacerbated by depressed regional gas prices.

    In response to these developments, the Company implemented a significant redirection of its business strategy and operations between late-1995 and mid-1996, which included: (i) the addition of new financial, technical and business development members to its senior management; (ii) the D-J Sales; (iii) establishment of a Houston-based Gulf of Mexico exploration team through the hiring of senior geoscientists and petroleum engineers with substantial experience operating in the shallow waters of the Gulf of Mexico; and (iv) a substantial reduction in corporate general and administrative overhead. Since the D-J Sales, Basin has significantly increased its proved reserves and production base through successful Gulf of Mexico drilling activity and acquisitions, and it has established a sizeable inventory of Gulf of Mexico leaseholds and prospects for future exploratory drilling.

    The first production resulting from Gulf of Mexico activities was achieved in August 1997 when Basin brought on-line two wells on Eugene Island Block 65, which the Company had drilled earlier in the year. As a result, the Company's average net daily production increased from 11.3 MMcfe per day during the first half of 1997 to 43.6 MMcfe per day in September 1997, which included the first full month of production from Eugene Island Block 65. At September 30, 1997, the Company owned interests in five additional Gulf of Mexico wells that were being completed or were temporarily suspended pending additional development. Four of such wells are expected to commence production shortly before or during the first quarter of 1998. The fifth well is expected to commence production after mid-1998. The Company's cash flow has increased significantly since commencement of production at Eugene Island Block 65 and is expected to increase further as these additional Gulf of Mexico wells are brought on-line.

    During the first nine months of 1997, the Company's capital expenditures totaled approximately $52.3 million, including approximately $27.0 million on exploration and development and $25.3 million on acquisitions of proved properties and exploratory leaseholds. The Company currently estimates that it will invest between $60 million and $80 million on exploration and development activities between October 1, 1997 and the end of 1998, and will also continue to seek to acquire properties with proved reserves and exploitation or exploration potential.

    Basin will use the net proceeds of the Offering to repay amounts borrowed under its Credit Facility and increase working capital. The Company believes that projected cash flow from operations, together with working capital and borrowing capacity, each as adjusted for the Offering, will be sufficient to fund its operations and capital expenditures through the end of 1998.

    Basin's revenue and results of operations are significantly affected by changes in oil and gas prices. Assuming level production, the Company's total revenue would generally be higher in the first and fourth quarters due to higher natural gas prices typically resulting from greater demand during colder months. In addition, because the Company's operations were focused in the D-J Basin prior to 1996, period-to-period comparisons of results of financial data may not be meaningful or an indication of future results. The following discussion should be read in conjunction with Basin's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus Supplement.

RESULTS OF OPERATIONS

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    REVENUE. Revenue for the three months ended September 30, 1997, was $6.9 million, an increase of $3.9 million, or 129%, as compared to the same period in 1996. Revenue for the nine months ended September 30, 1997, of $12.9 million represented a decrease of $2.9 million, or 18%, from amounts reported for the same period in 1996, excluding a $22.5 million gain recognized in connection with the D-J Sales in the second quarter of 1996. The following table reflects the Company's average realized oil and gas prices, including the effects of hedging, and its average daily oil and gas production for the periods presented:

                                                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                           SEPTEMBER 30,                        SEPTEMBER 30,
                                                -----------------------------------  -----------------------------------
                                                  1997       1996       % CHANGE       1997       1996       % CHANGE
                                                ---------  ---------  -------------  ---------  ---------  -------------
Average price:
  Oil (per Bbl)...............................  $   18.59  $   21.10          (12)   $   18.88  $   19.55           (3)
  Gas (per Mcf)...............................  $    2.45  $    1.22          101    $    2.37  $    1.39           71

Average daily production:
  Oil (Bbl)...................................      1,600      1,064           50        1,304      1,699          (23)
  Gas (Mcf)...................................     18,353      4,664          294        9,121     15,886          (43)
  Mcfe........................................     27,953     11,048          153       16,945     26,080          (35)

    The increase in average daily production for the three months ended September 30, 1997 was attributable to the commencement of production from two wells on Eugene Island Block 65 in the Gulf of Mexico in mid-August 1997. Production from these two wells averaged 26,747 Mcf and 858 Bbl of condensate, or 31,895 Mcfe, per day net to Basin's interest during September 1997, the wells' first full month of production, and for the quarter totaled 1,557 MMcfe, impacting average daily production for the full quarter by 17,305 Mcfe. The decrease in average daily production for the nine months ended September 30, 1997 was primarily attributable to the D-J Sales. In the two transactions comprising the D-J Sales, the Company sold all of its assets in the D-J Basin. As of December 31, 1995, these assets represented approximately two-thirds of the Company's producing wells and 70% of its proved oil and gas reserves. In conjunction with the second transaction, which closed in June 1996, the Company recognized a $22.5 million gain. Excluding the production and sales from such D-J Basin properties, average oil and gas prices and average daily oil and gas production for the nine months ended September 30, 1997 and 1996 were:

                                                                              NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                 -------------------------------------
                                                                   1997       1996        % CHANGE
                                                                 ---------  ---------  ---------------
Average price:
  Oil (per Bbl)................................................  $   18.88  $   20.35            (7)
  Gas (per Mcf)................................................  $    2.37  $    1.20            98

Average daily production:
  Oil (Bbl)....................................................      1,304      1,168            12
  Gas (Mcf)....................................................      9,121      4,909            86
  Mcfe.........................................................     16,945     11,917            42

    LEASE OPERATING EXPENSES. Lease operating expenses for the three and nine months ended September 30, 1997, were $1.0 million and $3.1 million, representing an increase of $0.2 million, or 26%, and a decrease of $0.8 million, or 20%, respectively, compared to the same periods in 1996. Production costs per Mcfe produced during the three and nine months ended September 30, 1997, were $0.40 and $0.66, compared to $0.81 and $0.54, respectively, in 1996. The higher costs per Mcfe during the nine months ended September 30, 1997 were caused primarily by the increased portion of the Company's total active wells in the Rocky Mountain region after the D-J Sale that are oil wells, with typically higher unit operating costs, and the contribution from Eugene Island Block 65 for a relatively small portion of the nine-month period. The lower costs per Mcfe during the three months ended September 30, 1997 were due to a contribution from Eugene Island Block 65 for approximately one-half of the period.

    PRODUCTION TAXES. Production taxes for the three and nine months ended September 30, 1997, were $0.3 million and $0.9 million, decreases of $25,000, or 9%, and $0.6 million, or 40%, respectively, compared to the same periods in 1996. Production taxes as a percent of oil and gas sales for the three and nine months ended September 30, 1997 were 3.8% and 7.1%, compared to 10.9% and 9.8%, respectively, in 1996. The lower average tax rates were due to a portion of sales occurring in federal waters offshore where production taxes do not apply following the commencement of production from Eugene Island Block 65. The proportionate impact of this is greater for the recent three-month period than for the nine-month period.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization expense for the three and nine months ended September 30, 1997, was $3.0 million and $5.4 million, representing an increase of $1.9 million, or 175%, and a decrease of $1.2 million, or 18%, respectively, compared to the same periods in 1996. These variances are primarily attributable to variations in production volumes in 1997 as compared to the same periods in 1996. The depletion rate of $1.01 per Mcfe produced in the nine months ended September 30, 1997 increased from $0.82 per Mcfe average depletion rate during the same 1996 period, due primarily to additions of proved reserves in 1997 at higher costs than the Company's historical average.

    GENERAL AND ADMINISTRATIVE, NET. General and administrative expenses for the three and nine months ended September 30, 1997 were $0.8 million and $2.4 million, respectively, reflecting an increase of $36,000 or 4%, and a decrease of $0.6 million, or 19%, respectively, compared to the same periods in 1996. The decrease in the nine months ended September 30, 1997 resulted primarily from staff reductions made during the first half of 1996 and related reductions in office rent expense attributable to the Company's relocation to smaller space in the second half of 1996.

    INTEREST EXPENSE. Interest expense for the three and nine months ended September 30, 1997 was $0.3 million and $0.5 million, representing an increase of $0.3 million, and a decrease of $1.8 million, or 78%, respectively, compared to the same periods in 1996. The variances were principally attributable to changes in average borrowings as a result of asset sales consummated during 1996 and the redeployment of capital in 1997, as summarized below:

                                                         THREE MONTHS ENDED
                                                                               NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        --------------------  --------------------
                                                          1997       1996       1997       1996
                                                        ---------  ---------  ---------  ---------
Average borrowings (in thousands).....................  $  18,255  $     663  $   8,625  $  34,080
Average interest rate on borrowings...................        6.5%       6.3%       6.7%       7.6%

    INCOME TAX PROVISION. The income tax provision for 1997 approximates the amount that would be calculated by applying statutory income tax rates to the income before income taxes. The differences between the income tax provisions for the three and nine months ended September 30, 1996, and the amounts which would be calculated by applying statutory income tax rates to income before income taxes are due primarily to reversal of a previously established $2.2 million deferred tax asset valuation allowance.

The current provision for income taxes was decreased, and the deferred provision was increased, by approximately $0.6 million in both the three-month and nine-month periods ended September 30, 1997, due to a change in estimate of current taxes payable for fiscal 1996.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUE. Excluding a $22.5 million gain on sale of assets recognized during 1996, revenue for 1996 was $19.2 million, representing a decrease of $21.3 million, or 53%, as compared to 1995. The following table reflects the Company's average oil and gas prices and its average daily oil and gas production for the years presented:

                                                                       YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------
                                                                   1996       1995       % CHANGE
                                                                 ---------  ---------  -------------
Average price:
  Oil (per Bbl)................................................  $   20.03  $   17.02           18
  Gas (per Mcf)................................................  $    1.44  $    1.56           (8)

Average daily production:
  Oil (Bbl)....................................................      1,540      3,160          (51)
  Gas (Mcf)....................................................     13,050     35,154          (63)
  Mcfe.........................................................     22,290     54,114          (59)

    The decreases in average daily production were primarily attributable to the combined effects of the D-J Sales of producing properties during 1996 and 1995 and natural production declines. As more fully described below under Liquidity and Capital Resources, the Company consummated two transactions during 1996 in which all of its assets in the D-J Basin were sold. As of December 31, 1995, these assets represented approximately two-thirds of the Company's producing wells and 70% of its proved oil and gas reserves. In conjunction with the second transaction, the Company recognized a $22.5 million gain. Excluding production and sales from such D-J Basin properties, average oil and gas prices and average daily oil and gas production for the periods presented were:

                                                                       YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------
                                                                   1996       1995       % CHANGE
                                                                 ---------  ---------  -------------
Average price:
  Oil (per Bbl)................................................  $   20.32  $   17.61           15
  Gas (per Mcf)................................................  $    1.33  $    1.09           22

Average daily production:
  Oil (Bbl)....................................................      1,118      1,341          (17)
  Gas (Mcf)....................................................      4,871      5,517          (12)
  Mcfe.........................................................     11,579     13,563          (15)

    During 1995, the Company also recognized gas revenue for payments received with respect to transferred Section 29 tax credits in the amount of $2.9 million.

    Other revenue in 1995 was primarily derived from a small processing facility that was decommissioned late in the year. In 1996, other revenue related mainly to interest income on cash equivalents held after the D-J Sales.

    LEASE OPERATING EXPENSES. Lease operating expenses for 1996 were $4.8 million, a decrease of $3.4 million, or 42%, compared to 1995. Lease operating costs per Mcfe produced during 1996 averaged $.59 compared to $.42 in 1995. These higher costs per Mcfe were caused primarily by the increased portion of the Company's total active wells that are oil wells, with typically higher unit operating costs, following the sale of the D-J Basin assets.

    PRODUCTION TAXES. Production taxes for 1996 were $1.8 million, a decrease of $1.6 million, or 47%, compared to 1995. Production taxes as a percent of oil and gas sales for 1996 were 10.1%, compared to 8.8% in 1995. The increased average tax rate was due to a greater portion of sales occurring in higher-tax jurisdictions in 1996.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization expense for 1996 was $7.6 million, a decrease of $9.6 million, or 56%, as compared to 1995. The decrease was primarily attributable to the lower production volumes in 1996 as compared to 1995. The depletion rate of $.82 per Mcfe produced in 1996 was slightly lower than the $.84 per Mcfe average depletion rate during 1995.

    PROPERTY IMPAIRMENT. During 1995, the Company recognized a property impairment charge of $26.5 million, as the result of the capitalized costs of its oil and gas properties exceeding a "ceiling" on such costs computed in accordance with prescribed accounting guidelines.

    GENERAL AND ADMINISTRATIVE, NET. General and administrative expenses for 1996 were $3.9 million, a decrease of $1.6 million, or 30%, as compared to 1995. The decreases resulted primarily from staff reductions made during the second half of 1995 and the first half of 1996 and partially due to reductions in office rent expense as a result of relocating and decreasing the size of the corporate headquarters.

    INTEREST EXPENSE. Interest expense for 1996 totaled $2.3 million representing a decrease of $4.2 million, or 65%, as compared to 1995. The decrease was principally attributable to lower average borrowings as a result of the use of proceeds from the D-J Sales to retire debt during 1996, as summarized below:

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Average borrowings (in thousands).......................................  $  28,200  $  78,800
Average interest rate on borrowings.....................................        8.0%       7.3%

    INCOME TAX BENEFIT (PROVISION). The difference between the income tax provision for 1996 and the income tax benefit for 1995, and the amounts that would be calculated by applying statutory income tax rates to income before income taxes is due primarily to the 1996 reversal of the $2.2 million deferred tax asset valuation allowance established during 1995.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUE. Revenue for 1995 was $40.5 million, a decrease of $3.9 million, or 9%, as compared to 1994. The following table reflects the Company's average oil and gas prices and its average daily oil and gas production for the years presented:

                                                                       YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------
                                                                   1995       1994       % CHANGE
                                                                 ---------  ---------  -------------
Average price:
  Oil (per Bbl)................................................  $   17.02  $   15.63            9
  Gas (per Mcf)................................................  $    1.56  $    1.69           (8)

Average daily production:
  Oil (Bbl)....................................................      3,160      3,501          (10)
  Gas (Mcf)....................................................     35,154     39,389          (11)
  Mcfe.........................................................     54,114     60,395          (10)

    The declines in production are partially attributable to the sale of marginal properties during 1995. Lower production also resulted from normal depletion-related declines that were not fully offset by new drilling and recompletion activities. The Company recognized gas revenues for payments received with respect to transferred Section 29 tax credits, in the amounts of $2.9 million and $2.1 million for the years ended December 31, 1995 and 1994, respectively.

    LEASE OPERATING EXPENSES. Lease operating expenses for 1995 were $8.2 million, a decrease of $0.4 million, or 5%, compared to 1994. Lease operating costs per Mcfe produced during 1995 increased from an average $.42 compared to $.39 in 1994, primarily due to a decline in the number of new wells brought on line. New wells typically have relatively high initial production rates and lower average unit production costs than more mature properties.

    PRODUCTION TAXES. Production taxes for 1995 were $3.5 million, an increase of $46,000, or 1%, compared to 1994. Production taxes as a percent of oil and gas sales for 1995 were 8.8%, compared to 7.8% in 1994. The increased average tax rate was due to a greater portion of sales occurring in higher-tax jurisdictions in 1995.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization expense for 1995 was $17.2 million, a decrease of $1.0 million, or 5%, as compared to 1994. The decrease was attributable to the lower production volumes in 1995 as compared to 1994, as the average depletion rate of $.84 per Mcfe produced in 1995 was higher than the $.77 per Mcfe rate in 1994. The increase reflects investment costs per Mcfe of reserves added during the second half of 1994 and in 1995 which were above the Company's historical average, as well as a reduction in estimated proved reserves at December 31, 1995 due, in part, to the effects of using lower gas prices in determining economic production limits.

    PROPERTY IMPAIRMENT. During 1995, the Company recognized a property impairment charge of $26.5 million, as the result of the capitalized costs of its oil and gas properties exceeding a "ceiling" on such costs computed in accordance with prescribed accounting guidelines.

    GENERAL AND ADMINISTRATIVE, NET. General and administrative expenses for 1995 were $5.5 million, an increase of $0.9 million, or 18%, as compared to 1994. The increase is primarily due to smaller recoveries from third-party working interest owners and nonrecurring charges of $0.5 million related to staff reductions, settlement of a legal dispute, and an unsuccessful corporate acquisition effort. The lower recoveries resulted from the Company's acquisition in late-1994 of additional working interests in certain properties that it operates and reduced billings for drilling and completion overhead due to a less active property development program in 1995. Decreases in gross general and administrative expenses resulting from late-1995 reductions in office staff and other administrative costs had minimal impact in 1995.

    INTEREST EXPENSE. Interest expense for 1996 totaled $6.4 million, an increase of $2.8 million, or 78%, as compared to 1994. This increase was due to the combined effects of increased average borrowings and higher interest rates, as summarized below:

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Average borrowings (in thousands).......................................  $  78,800  $  55,600
Average interest rate on borrowings.....................................        7.3%       5.7%

    INCOME TAX BENEFIT (PROVISION). The difference between the income tax benefit for 1995, and the amount that would be calculated by applying statutory income tax rates to the loss before income taxes is due to the establishment of a $2.2 million deferred tax asset valuation allowance during 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company's principal sources of capital have been cash flow from operations, a revolving line of credit established with a group of banks, proceeds from asset sales, and proceeds from sales of Common Stock. The Company's principal uses of capital have been for the exploration, acquisition, development and exploitation of oil and gas properties.

    In the D-J Sales, the Company sold its D-J Basin assets for a total of $123.5 million in two transactions in March and June, 1996, respectively. A portion of the proceeds from the D-J Sales was used to repay substantially all of the Company's debt and as of June 30, 1996, the Company had $24.9 million of net working capital, including $37.6 million of cash, and long-term debt of $0.4 million. The Company has funded subsequent capital expenditures with the beginning working capital, net borrowings under its Credit Facility and cash flow from operations.

    As of September 30, 1997, the Company had a working capital deficit of $2.2 million. On the same date, borrowings under the Company's Credit Facility totaled $23 million, leaving unutilized capacity under the line of $9.5 million. The borrowing base is scheduled to be redetermined as of November 1, 1997 and the Company anticipates that it will be increased from the current level of $32.5 million at that time.

    The Company believes that expected cash flow from operations, together with working capital and borrowing capacity, each as adjusted for the Offering, will be sufficient to fund its operations and capital expenditures through the end of 1998.

    PRODUCTION AND CASH FLOW. The D-J Basin properties represented approximately 70% of the Company's oil and gas reserves and production as of December 31, 1995. In each of the next four fiscal quarters after the divestitures (covering the period from July 1, 1996 through June 30, 1997), the Company's net production of oil and gas was approximately 1.0 Bcfe, or 11,000 Mcfe per day. For the same period, net cash flow before working capital changes ranged from $0.4 million to $2.2 million per quarter and averaged $1.3 million per quarter, varying primarily with oil and gas price levels. The flat oil and gas production during this period reflected modest capital expenditures on Rocky Mountain exploitation projects which offset natural declines on producing properties. More significant investments were made in Gulf of Mexico exploration, development, and acquisition activities that did not begin to impact production and cash flow until the middle of the third quarter of 1997.

    During the quarter ended September 30, 1997, the Company's production increased by approximately 160%, to 2.6 Bcfe, or approximately 28,000 Mcfe per day, and net cash flow from operations before changes in working capital increased to $5.0 million, primarily due to commencement of production from two wells that the Company drilled and completed earlier in the year on Eugene Island Block 65. From commencement of production on August 11, 1997 through September 30, 1997, combined gross production from these two wells averaged 45.9 MMcf and 1,367 Bbl of condensate per day. Through an acquisition, the Company increased its before pay-out net revenue interest ("NRI") in Eugene Island Block 65 from 50.9% in August 1997 to 58.2% beginning September 1997. The Company's NRI will increase to 62.3% upon reaching project payout.

    The Company anticipates that its net production in the fourth quarter of 1997 will exceed net production in the third quarter of 1997, primarily due to an expected full quarter's contribution from the Eugene Island Block 65 property. As of September 30, 1997, the Company also owned interests in five other Gulf of Mexico discovery wells (one of which Basin acquired after the well was drilled) that are expected to be brought on-line in the near future. The Company expects that four wells, one each on East Cameron Block 378 (38.6% NRI), Eugene Island Block 49 (80.8% NRI), Eugene Island Block 83 (48.5% NRI), and West Cameron Block 56 (49.8% NRI), will commence production shortly before or during the first quarter of 1998. A well on West Delta Block 122 (17.7% NRI) is expected to begin producing after mid-1998.

    The Company expects that its future net cash flow will be determined substantially by production levels and oil and gas prices, since it does not expect operating costs to rise proportionally with increased production. Certain costs per unit of production have improved recently as the Company has commenced production in the Gulf of Mexico, and are expected to continue to improve as additional Gulf of Mexico production is brought on-line. Production taxes are not applicable to properties in federal waters. Lease operating expenses per unit tend to be significantly lower in the Gulf of Mexico than for the Company's Rocky Mountain properties, especially for flush production from relatively new Gulf of Mexico wells, and the Company does not expect its general and administrative expenses to increase significantly as Gulf of Mexico production increases.

    MARKETING AND HEDGING TRANSACTIONS. The Company's production is generally sold under month-to-month contracts at prevailing prices. From time-to-time, however, as conditions are deemed to warrant, Basin has entered into hedging transactions or fixed price sales contracts for a portion of its oil and gas production. The purpose of these transactions is to limit the Company's exposure to future oil and gas price declines and achieve a more predictable cash flow. Such contracts also limit the benefits the Company would realize if prices increase.

    Basin has entered into hedging contracts for the contract volumes, average NYMEX crude oil prices, and time periods summarized below:

             FIXED PRICE OR
BBLS/MONTH    COLLAR RANGE      TIME PERIOD
-----------  ---------------  ----------------
    10,000       $18.32         10/97-12/97
    10,000    $19.50-$24.35     10/97-12/97
    10,000       $23.50         11/97-01/98(1)
    10,000       $21.30         11/97-10/98

------------------------

(1) The counterparty to this contract has an option to extend the time period for this hedge for six months on January 30, 1998

    Basin has also entered into a gas collar arrangement covering 450,000 MMBtu per month for the months of October 1997 through April 1998, but the Company concurrently has call options on an equivalent volume of gas, which limit the amount of potential price increases that might otherwise be foregone due to the collar ceiling. The gas collar's NYMEX floor and ceiling prices vary by month over the seven-month term, averaging $2.094 and $2.536, respectively, and the Company's call option for each month is at a strike price $0.29 above the applicable contract ceiling price.

    CREDIT FACILITY. The Credit Facility, with a bank group led by NationsBank of Texas, N.A. provides for the interest rate on borrowings to be determined by reference to either NationsBank's prime rate or LIBOR, at the Company's election. A varying spread of 0% to 0.5% is added to the prime rate, or 0.625% to 1.25% is applied to LIBOR, based upon the Company's debt-to-capitalization ratio at the time. The Credit Facility provides for borrowings to be revolving loans until August 1, 1999, at which time the outstanding balance will be converted into a four-year amortizing term loan unless the Credit Facility has been amended to extend the revolving period. The borrowing base under the revolving Credit Facility, established at $32.5 million in June 1997, is scheduled to be redetermined as of November 1, 1997 and generally at six-month intervals thereafter until converted into a term loan. Until the next borrowing base redetermination, if borrowings under the line of credit exceed $25 million, the applicable interest rate will be increased by 0.5%. Due to commencement of production on Eugene Island Block 65 and the addition of proved reserves since the last redetermination date, management anticipates that the borrowing base will be increased upon redetermination. At September 30, 1997, the principal balance outstanding under the facility was $23 million. The Credit Facility contains various covenants, including ones that could limit the Company's ability to incur debt, dispose of assets, pay dividends, or repurchase stock. Pursuant to the

Credit Facility, the Company's onshore producing properties (other than Jepson-Holler Draw) are subject to mortgages in favor of the banks, and the Company's offshore properties are subject to a negative pledge.

    CAPITAL EXPENDITURES. Since the beginning of 1996, Basin has focused its exploration activities in the shallow waters of the Gulf of Mexico, primarily off the coast of Louisiana. The Company's acquisition, development, and exploitation activities target opportunities in the vicinity of the Company's Gulf of Mexico exploration activities, in the Rocky Mountain region where Basin has a substantial existing base of proved reserves and producing wells, and in certain other major domestic producing basins where Basin believes significant upside potential exists.

    The Company's capital expenditures are generally discretionary and activity levels are determined by a number of factors, including oil and gas prices, availability of funds, quantity and character of identified investment projects, availability of service providers, and competition. The Company estimates its capital expenditures for exploration, development and exploitation will be approximately $45 million in 1997. Although the Company does not specifically budget for acquisitions of properties with proved and probable reserves, such acquisitions are pursued as an integral part of the Company's overall business strategy. During the first nine months of 1997, Basin completed approximately $20 million of acquisitions. Including acquisitions to date, estimated capital expenditures for 1997 will total approximately $65 million, subject to potential increase for additional acquisitions or acceleration of development of additional exploratory discoveries.

    The Company's capital expenditures totaled approximately $52.3 million during the first nine months of 1997. Of this amount, the Company invested $6.0 million in Rocky Mountain properties, primarily for development and exploitation operations, and $46.3 million in properties and activities in the Gulf of Mexico. The Gulf of Mexico investments included approximately $18 million for two acquisitions of proved and probable reserves. The balance of expenditures in the Gulf of Mexico was primarily for: acquisition of seismic data and leaseholds; the drilling of nine wells, one of which was in progress at the beginning of the year and one of which was in progress at the end of the period; completion operations on six wells, not all of which were completed by the end of the quarter; and production facilities for Eugene Island Block 65, which commenced production in August 1997, and Eugene Island Block 83, where such facilities will be installed to develop a successful exploratory well that the Company recently drilled.

    Anticipated capital expenditures in the fourth quarter of 1997 primarily relate to: drilling activities in the Gulf of Mexico, including participation in one well in progress at September 30, 1997 and two to four additional wells that may be commenced during the quarter; development operations to complete and tie-in four productive wells on East Cameron Block 378, Eugene Island Block 49, Eugene Island Block 83, and West Cameron Block 56, respectively; and continued exploitation of the Company's Rocky Mountain properties.

    Excluding acquisitions, Basin currently estimates that capital expenditures in 1998 will be between $45 million and $65 million. This estimate is based on assumptions of making investments in seismic data and leaseholds in 1998 comparable to 1997, a preliminary target of participating in 12 to 18 Gulf of Mexico exploratory wells, assumptions and estimates regarding discoveries on a portion of the exploratory wells and costs for related development, and planned development of existing proved reserves. Although several locations have been identified for planned 1998 exploratory drilling, a significant portion of the anticipated 1998 exploration budget currently is unallocated. The Company also intends to continue to pursue acquisitions of properties with proved and probable reserves, with the expectation that these efforts will result in potentially significant investment activity. The amount and allocation of future capital expenditures will depend on a number of factors that are not entirely within the Company's control or ability to forecast, including drilling results, scheduling of activities by other operators, availability of service providers, success in acquiring prospect leaseholds, and success in consummating acquisitions of proved properties. As a result, actual capital expenditures may vary significantly from current expectations.

                            BUSINESS AND PROPERTIES

GENERAL

    Basin Exploration, Inc. is engaged in the exploration, acquisition, development and exploitation of oil and gas properties. The Company's oil and gas properties are located primarily offshore Louisiana in the shallow waters of the Gulf of Mexico and in the Powder River and Green River Basins of Wyoming. As of September 30, 1997, the Company's estimated net proved reserves were 60.3 Bcf of natural gas and 8.3 MMBbl of oil, or 110.1 Bcfe, with an aggregate PV-10 Value of $151.1 million.

    In 1996, the Company changed its primary focus from its traditional areas of operation in the Rocky Mountain region to the shallow waters of the Gulf of Mexico. To implement this change in focus, between late-1995 and mid-1996 the Company added senior management and technical personnel, including geoscientists and petroleum engineers with extensive experience in the Gulf of Mexico, and strengthened its balance sheet by selling its D-J Basin properties in Colorado for $123.5 million.

    Since commencing operations in the Gulf of Mexico at the beginning of 1996 through September 30, 1997 (giving effect to the D-J Sales as if they had occurred at December 31, 1995), Basin has:

    - Successfully drilled six of 11 exploratory wells in the Gulf of Mexico.

    - Assembled 30 Gulf of Mexico exploratory prospects, 21 of which were internally generated and 20 of which remain to be drilled.

    - Completed three acquisitions of properties with proved reserves and exploration or exploitation potential for an aggregate acquisition cost of approximately $20 million.

    - Built estimated net proved reserves in the Gulf of Mexico from zero to
      48.1 Bcfe at an average Finding Cost of approximately $1.05 per Mcfe.

    - Increased total estimated net proved reserves by 76% from 62.6 Bcfe to
      110.1 Bcfe.

    - Increased the PV-10 Value of estimated net proved reserves by 259% from $42.1 million to $151.1 million.

    - Increased average net daily production from approximately 12.3 MMcfe to
      43.6 MMcfe, primarily due to commencement of production in August 1997 from two Gulf of Mexico discovery wells, with further increases expected from five Gulf of Mexico wells that are currently either being completed or are temporarily suspended pending additional development.

    The Company drilled three Gulf of Mexico exploratory wells in 1996, drilled eight exploratory wells during the first nine months of 1997 and expects to drill 12 to 18 additional exploratory wells in the Gulf of Mexico through the end of 1998. The Company currently estimates that its aggregate capital expenditures for the balance of 1997 and 1998 will be between $60 million to $80 million, excluding acquisitions.

BUSINESS STRATEGY

    Basin's business strategy is to generate strong per share growth in reserves, production, earnings and cash flow through a balanced approach to exploration, development and selective acquisitions of oil and gas properties. The Company implements this strategy through the following:

    FOCUS ON EXPLORATION IN THE SHALLOW WATERS OF THE GULF OF MEXICO. Basin's exploration activities are focused in the shallow waters of the central Gulf of Mexico, primarily offshore Louisiana. The Company believes that this region has significant remaining undiscovered reserves and that the combination of existing infrastructure and effectiveness of 3-D seismic will reduce exploration risk and enhance project economics.

    CAPITALIZE ON TECHNICAL EXPERTISE. Basin has assembled a team of geoscientists and petroleum engineers with substantial expertise in the shallow waters of the Gulf of Mexico to generate prospects and evaluate acquisition opportunities. Basin has also added senior management with substantial acquisition experience outside the Gulf of Mexico and intends to utilize this in-house capability in conjunction with regionally specialized geoscientists to identify and evaluate growth opportunities through acquisitions with additional exploration and exploitation potential.

    UTILIZE ADVANCED TECHNOLOGY. Basin makes extensive use of advanced technologies, including 3-D seismic and computer-aided exploration performed on six Landmark workstations, to better define drilling prospects and exploitation opportunities. Basin has licensed more than 350,000 miles of conventional 2-D seismic data and approximately 200 lease blocks of 3-D seismic data in the Gulf of Mexico.

    BALANCE SIZE AND RISK PROFILE OF EXPLORATION TARGETS. Basin conducts a drilling program that is balanced between large target exploration prospects relative to the Company's existing reserve base and lower-risk, smaller exploration prospects near existing infrastructure to reduce development costs and expedite commencement of production. This balance allows the Company to mitigate risk while gaining exposure to meaningful growth in reserves and production. For example, Basin drilled three discovery wells on Eugene Island Block 49, Eugene Island Block 83 and West Cameron Block 56, respectively, during September 1997. All three of these moderate-sized discoveries were in shallow waters, near shore and existing infrastructure, and the Company anticipates that all three wells will commence production by early-1998. The Company's aggregate net investment in these three properties through September 30, 1997 was approximately $6 million, and aggregate PV-10 Value at that date (net of all future development and property abandonment costs) was $30 million. By contrast, Eugene Island Block 65 was a higher-risk prospect that resulted in a significantly larger discovery, accounting for $56.8 million of net PV-10 value at September 30, 1997. The Company's current prospect inventory includes a broad range of risk and reserve target sizes.

    GENERATE PROSPECTS INTERNALLY. Basin's team of geoscientists internally generates high quality prospects using the Company's technical data bases and workstations. The Company believes that internally generating prospects will enable it to retain large working interests and operating control and to either bring in partners on a promoted basis or to swap for interests in third-party generated prospects. For example, the Company generated a prospect on Eugene Island Block 65, acquired a 100% interest in the prospect at a lease sale, sold promoted interests to three partners, and currently operates the property with a 71.4% working interest, which includes certain interests re-acquired after drilling the test well.

    Basin focuses its current prospect generating activities primarily offshore Louisiana in the near-shore Miocene trends, integrating subsurface geology with a regional grid of 3-D seismic data. The Miocene trend is characterized by geologic structures with favorable reservoir parameters and conditions where subtle hydrocarbon indicators are sometimes apparent.

    Although the Company primarily relies on internal generating activities for prospect leads, the Company also evaluates outside-generated opportunities. Of the 30 Gulf of Mexico prospects that the Company has assembled to-date, 21 were generated internally and 20 remain to be drilled. Several of the outside-generated prospects have been obtained in conjunction with the originating party's participation in prospects generated by the Company.

    OPERATE CORE PROPERTIES. At September 30, 1997, Basin served as operator for properties accounting for more than 80% of the Company's PV-10 Value. Serving as operator allows the Company to exert greater control over the cost and timing of its exploration, development and production activities.

    PURSUE SELECTIVE ACQUISITIONS. Basin actively seeks to acquire working interests in oil and gas properties with development potential to augment operations in its core areas, to build acreage positions for exploration prospects and to establish positions in new areas. By combining Gulf of Mexico exploration activities with acquisition and exploitation activities in a broader geographic area, the Company seeks to diversify risks, balance shorter-lived producing properties with longer-lived assets, maintain a reserve base that includes significant quantities of both oil and gas, and expose the Company to developing plays that may offer opportunities to establish new focus areas for future activities. Generally, the Company focuses on acquisition opportunities where it believes it can enhance the value of the acquired assets through one or more of the following means: (i) exploratory drilling; (ii) development drilling; (iii) workovers; (iv) recompletions; (v) fracture stimulation; (vi) secondary recovery operations; and (vii) cost reductions.

    Basin uses advanced technologies, including 3-D seismic data and computer-aided exploration and exploitation, to identify properties with upside potential. Acquisition, exploration and property management strategies and efforts are integrated to pursue acquisitions of proved properties with identified exploration potential and to evaluate exploration potential on existing assets. For example, the Company closed a $14.4 million acquisition in the first quarter of 1997, which increased the Company's interests in Eugene Island Block 65 after drilling the discovery well but before drilling the second well, and which also included an interest in a recent discovery well on East Cameron Block 378 and interests in three separate prospects on East Cameron Block 378, Eugene Island Block 65 and Eugene Island Block 64. The prospect on East Cameron Block 378 has multi-pay sand potential, and the Company anticipates that a test well will be drilled in 1998. In addition, through this transaction the Company acquired options on interests in two additional prospects in which the Company expects to participate in late 1997 or in 1998. The Company's acquisition and geotechnical teams worked jointly to evaluate the value of the proved reserves and drilling potential for these properties.

    MAINTAIN FINANCIAL FLEXIBILITY. Basin is committed to maintaining financial flexibility in order to pursue exploration and development activities and take advantage of selective acquisition opportunities. The Offering will enhance Basin's financial flexibility by further strengthening its balance sheet.

SIGNIFICANT PROVED PROPERTIES AND SELECTED PROSPECTS

    The Company's properties are located offshore in the shallow waters of the Gulf of Mexico and several basins in the Rocky Mountains.

    The Company's proved properties described below account for approximately 87% of the Company's PV-10 Value at September 30, 1997. Also described below are several of the Company's exploratory drilling locations that the Company anticipates will be tested by the end of 1998. Production test data may not necessarily be indicative of future production rates. Although the Company has identified prospects on these properties, there can be no assurance that such prospects will be drilled or that drilling will establish commercial production.

OFFSHORE

    PRODUCING PROPERTIES

    EUGENE ISLAND BLOCK 65. Basin acquired a 100% working interest in Eugene Island Block 65 for $6.4 million in the first Outer Continental Shelf ("OCS") lease sale at which it participated, in April 1996. This block was one of the most sought-after leases at the sale with 14 companies participating in eight separate bids. It is located approximately 18 miles offshore Louisiana in 21 feet of water. Prior to the Company's acquisition, Eugene Island Block 65 had produced marginally from two wells drilled on the block by another energy company. Using new 3-D seismic data that became available shortly before the lease sale, the Company identified two prospect traps with seismic amplitude anomalies in multiple Miocene-age sands.

    In the second half of 1996, the Company brought three industry partners into the property, recouping two-thirds of the Company's total investment and receiving a partial carried interest in the first exploratory well while retaining a 37.5% working interest before project payout and a 47.5% working interest after project payout. Basin is the operator of Eugene Island Block 65.

    The Company subsequently drilled and completed two exploratory wells on this block. The first well encountered 111 net feet of gas/condensate pay in two zones, and the second well intersected 145 net feet of gas/condensate pay in three zones, below a true vertical depth of 12,500 feet. Production from both dually-completed wells commenced in August 1997 (seven months after initial discovery) following Basin's installation of refurbished and upgraded four-pile platform facilities and a pipeline connecting the facilities to a gas/condensate sales trunkline.

    After drilling the discovery well in January 1997, but before spudding the second well in February, the Company increased its working interests in Eugene Island Block 65 to 62.5% before payout and 67.5% after payout when it acquired the interests of a partner. At the beginning of September 1997, the Company again increased its working interests in Eugene Island Block 65 to 71.4% before payout and 76.4% after payout, by acquiring the interests of another partner.

    During September 1997, which was the first full month of production on the property, the Company's average daily production from Eugene Island Block 65 was
46.0 MMcf (26.7 MMcf net) of gas, and 1,474 Bbl (858 Bbl net) of condensate, increasing the Company's overall net production for the month by approximately 273%. This gross production level represents the approximate sustainable capacity of the installed facilities. Additional behind pipe reserves are available for production when additional platform and pipeline capacity becomes available. The Company has also identified a smaller separate prospect on the block that is supported by a hydrocarbon indicator response. This prospect will be considered for drilling at a later date when platform capacity is available.

    UNDEVELOPED DISCOVERIES

    The Company has four drilled discovery wells and one acquired discovery well in the Gulf of Mexico that are currently being developed for production. All five wells are expected to commence production in late 1997 or in 1998. Net feet of pay and production tests described for these wells are not necessarily indicative of future production rates or completion success. The timing of future development of these discoveries is dependent on many factors which may or may not be within the Company's control, such as actions of third-party operators or equipment availability.

    As of September 30, 1997, the Company had estimated net proved reserves attributable to these five discoveries of 22.3 Bcf and 519 MBbls, or 25.4 Bcfe. The Company has invested a total of $14.1 million on these discoveries, resulting in an aggregate PV-10 Value at that date (net of future development and prospect abandonment costs of $12.5 million) of $48.2 million, which represents 32% of the Company's PV-10 Value.

    EAST CAMERON BLOCK 378. Basin acquired interests in East Cameron Block 378 as part of an acquisition in February 1997 that also included interests in Eugene Island Block 65. East Cameron Block 378 is located in 450 feet of water approximately 110 miles offshore Louisiana. The acquisition included a 46.5% working interest in a new discovery well. The block had no previous production, but a discovery well drilled just prior to the Company's acquisition intersected 121 net feet of gas pay at a vertical depth of approximately 3,300 feet. The well was completed subsea in a single zone that was flow tested at 14 MMcf of gas per day. Production is expected to commence from this well by late 1997 or early in the first quarter of 1998, after an umbilical line and pipeline are installed to connect the well to a nearby third-party platform. Zilkha Energy is the operator of the property.

    Before acquiring the block, the Company purchased a 3-D seismic survey to evaluate the proved reserves and to prospect for additional upside potential. A separate prospect trap with multiple seismic amplitude anomalies has been identified on the block, which is expected to be tested in 1998. The Company acquired a 23.25% working interest in the prospect, with the seller retaining one-half of its original interest.

    EUGENE ISLAND BLOCK 49. This Basin-operated block is located 20 miles offshore Louisiana in 20 feet of water. Basin acquired 100% of this lease at the March 1997 OCS lease sale for $667,000. Another energy company drilled a well on this block in 1992 that encountered gas pay in three zones below 7,300 feet true vertical depth. Utilizing new 3-D seismic data and conventional well log analysis, the Company identified a prospect with multiple sand objectives that are correlative to this abandoned well in an improved structural location and two separate modest-sized prospects on the block.

    The primary prospect tested was in the upper Miocene Rob E sand in an upthrown fault closure on a down-to-the-southeast fault. In the third quarter of 1997, the Company drilled this prospect, in which it owns a 100% working interest, and commenced completion operations after intersecting 63 net feet of gas/ condensate pay in several zones below 7,300 feet true vertical depth. Production is expected to commence from the well shortly before or during the first quarter of 1998 after the Company installs minimal production facilities and a pipeline to connect to a nearby gas/condensate sales trunkline or to a nearby third-party platform.

    EUGENE ISLAND BLOCK 83. This Basin-operated block is located 15 miles offshore Louisiana in 25 feet of water. The Company acquired a 60% working interest in this block at an OCS lease sale in March 1997 for $667,000 net. Prior to the Company's acquisition, Eugene Island Block 83 had no previous production, although four prior unsuccessful exploration wells had been drilled on this block by other energy companies. One such well encountered hydrocarbons that were considered non-commercial. Before acquiring the lease block, the Company purchased a 3-D seismic survey and identified a prospect trap with seismic amplitude anomalies in multiple Miocene-age sands.

    In the third quarter of 1997, the Company drilled and completed an exploratory well on the block. The well intersected approximately 100 net feet of gas/condensate pay in several zones below a true vertical depth of 11,200 feet and was tested at gross rates up to 15 MMcf of gas per day and 379 Bbl of condensate per day. However, the Company anticipates bringing the well on-line at lower rates than tested. Production is expected to commence from the well shortly before or during the first quarter of 1998 after the Company installs a caisson platform and pipeline connecting the facility to a gas sales trunkline.

    WEST CAMERON BLOCK 56 NE/4. This Basin-operated block is located eight miles offshore Louisiana in 35 feet of water. The Company acquired a 100% working interest in certain intervals under the northeast quarter of this block by farming in interests from two companies. The Company subsequently brought an industry partner into the block on terms providing for the partner to pay 44.4% of total costs incurred through the first exploratory well for a 33.3% working interest. The Company retained a 66.7% working interest.

    Prior to the Company's acquisition, 25 wells had been drilled on West Cameron Block 56. West Cameron 56 NE/4 is part of a producing field complex that extends into Block 45 to the north and which has cumulative production in excess of 325 Bcf of gas and 11 MMBbl of oil and condensate from multiple Miocene-age sands. Before acquiring the block, the Company purchased a 3-D seismic survey and identified an undrilled structural fault block with a seismic amplitude anomaly.

    In the third quarter of 1997, Basin drilled an exploratory well on the prospect. This well intersected 86 net feet of gas/condensate pay in a geopressured sand below a true vertical depth of 9,900 feet and has been completed and tested at gross rates up to 10 MMcf of gas per day and 440 Bbl of condensate per day. Basin expects to commence production from this well shortly before or during the first quarter of 1998, after the Company installs a caisson platform and pipeline connecting the facility to either a gas/ condensate sales trunkline or a nearby third-party platform.

    WEST DELTA BLOCK 122. This Vastar Resources-operated block is located on the north flank of a piercement salt dome situated approximately 28 miles offshore Louisiana in 270 feet of water. The Company acquired a 25% working interest in West Delta Block 122 from a major oil company in 1997. Between 1967 and 1969, an earlier lessee of Block 122 produced less than one million barrels of oil and approximately one Bcf of gas from two wells on this block. The Company identified its initial prospects on this block using 2-D seismic data and purchased a 1996 vintage 3-D seismic survey prior to acquiring an interest in the block.

    In the third quarter of 1997, the Company participated in a successful exploratory well on West Delta Block 122. The No. 1 well encountered in excess of 150 net feet of oil and gas pay in several Pleistocene/ Upper Pliocene-age sands. Production casing has been set in the No. 1 well and the well has been temporarily suspended. As described below, a second well was spudded on the block in September 1997 to test a separate prospect. The operator is currently formulating development plans for West Delta 122, potentially including proposals for additional wells. First production from the property is not anticipated before the second half of 1998.

    EXPLORATORY PROSPECTS--1997 AND 1998 DRILLING PROGRAM

    During the first nine months of 1997, the Company successfully drilled six of eight exploratory wells in the Gulf of Mexico. During this period, the Company generally focused on prospects that could be expeditiously completed and brought into production prior to the winter heating season. Two of these wells began production in August 1997, and three of these wells will commence production by early-1998.

    The Company was participating in one well that was in progress at the end of the third quarter of 1997. After drilling a discovery well on West Delta Block 122 in September 1997, Vastar Resources commenced a second well to evaluate a separate prospect on the block. In October 1997, this well encountered apparent pay sands, but was temporarily abandoned due to mechanical problems that occurred during drilling. The Company anticipates that the No. 2 well will be re-entered at a later date to drill a sidetrack well from surface casing depth to the original objective sands. Basin owns a 25% working interest in West Delta Block 122.

    The Company currently has an inventory of approximately 20 undrilled prospects in the Gulf of Mexico. In addition, the Company has options to acquire interests in certain other exploratory prospects. The Company presently estimates that it will participate in 12 to 18 exploratory wells through the end of 1998 on its current prospect inventory or on selected new prospects that may be assembled. Described below are eight of the exploratory prospects that Basin expects to drill through the end of 1998, including several which the Company assesses as being among its higher potential prospects. No assurance can be given that these prospects will be drilled in 1998 or afterward, since drilling plans are affected by many factors which may not be in the Company's control, such as success in finding drilling partners, equipment availability, actions of third-party operators, or availability of other opportunities for Company investment.

    EAST CAMERON BLOCK 378. This Zilkha Energy-operated block is located 110 miles offshore Louisiana in 450 feet of water. The Company acquired a 23.25% interest in the exploratory rights on this block in February 1997 as a part of an acquisition that also included a 46.5% interest in a discovery well drilled on the block in January 1997, which is currently awaiting connection to a nearby platform. The exploratory prospect targets geopressured Pleistocene-aged sands that exhibit several stacked amplitude anomalies below approximately 11,000 feet vertical depth on the north flank of a piercement salt dome. The Company is participating with the operator in reprocessing the 3-D seismic data across the block utilizing pre-stack time migration in order to improve the imaging of the salt-sediment interface. Pending the results of the seismic reprocessing, a test well is tentatively planned in 1998.

    EAST CAMERON BLOCK 34, #1 AND #2. This Basin-operated block is located 7 miles offshore Louisiana in 37 feet of water. The Company acquired a 60% interest in the lease at the March 1997 OCS sale for a net $1.3 million. The principal targets on this block are two separate structural traps in the lower-Miocene Rob

L Sands. One of the prospects is an upthrown three-way closure with a hydrocarbon indicator response, or bright spot. This upthrown fault system is productive in two separate closures adjacent to the prospect. Additional potential at this location exists at a deeper Rob L horizon which also produces on nearby upthrown closures. The second prospect on the block is similar in character and also exhibits a good hydrocarbon indicator response in multiple Rob L sands. Both prospects on this block are expected to be drilled in late 1997 or in 1998, with planned drilling depths to approximately 11,500 feet.

    SHIP SHOAL BLOCK 103. This Basin-operated block is located 25 miles offshore Louisiana in 37 feet of water. The Company acquired 100% of the lease at the March 1997 OCS sale for $611,000. This prospect targets geopressured Miocene-aged sands at a true vertical depth of approximately 14,500 feet in an upthrown trap on a down-to-the-east fault that is part of the same system that traps a producing field at Ship Shoal Block 100 approximately eight miles to the east. A strong bright spot is evident on new 3-D seismic data, analogous to ones seen at the Ship Shoal 100 Field. The Company intends to bring in a partner on a promoted basis or in exchange for an interest in another prospect and expects to test the prospect in 1998.

    VERMILION BLOCK 16. This Basin-operated block is located three miles offshore Louisiana in 25 feet of water. The Company acquired a 60% interest in the lease at the March 1997 OCS sale for $339,000 net. It is an 800-acre federal lease bordering Louisiana state waters. This prospect is located in the prolific lower Miocene Rob M trend that has produced in excess of 2.7 Tcfe from the same age sands about three miles southeast at Vermilion 25/26 Field. This prospect, which covers a much smaller area than the Vermilion 25/26 Field, is a three-way structural closure that is down-thrown to a large growth fault. There are no hydrocarbon indicators associated with this prospect, but structurally the prospect is syncline separated from and at the same approximate depth as the Vermilion 25/26 Field and is also syncline separated from the Vermilion 24 Field which produced from deeper Rob M sands. This prospect straddles a lease line and resides on both Vermilion Block 16 and Block 25, which was acquired at the same lease sale by another energy company submitting a higher bid than the Company. Since the prospect is on portions of both leases, the Company anticipates that a test well will most likely be drilled on a joint basis, pending the negotiation of an equitable split of prospect ownership between owners of both blocks. Therefore, an exact determination of the Company's position in the prospect cannot be made at this time, nor can the timing of a test well be established. The anticipated target well depth is approximately 16,000 feet.

    VERMILION BLOCK 267 N/2. This Basin-operated half-block is located 70 miles offshore Louisiana in 160 feet of water. The Company acquired a 40% working interest in this lease at the March 1997 OCS sale for $236,000 net. This prospect targets normal-pressured Pliocene age sands at 11,300 feet which exhibit good amplitude anomalies with strong hydrocarbon indicators that are offsetting an adjacent producing field with cumulative production of 85 Bcfe. The Company anticipates drilling a test well to a true vertical depth of approximately 12,800 feet in 1998 to evaluate this prospect.

    VERMILION BLOCK 368. This IP Petroleum-operated block is located 105 miles offshore Louisiana in 320 feet of water. The Company acquired a 15% working interest in this lease at the April 1997 OCS sale for approximately $465,000, net. The prospect targets Pleistocene-aged sands which exhibit very strong stacked amplitude anomalies. The feature, if productive, would require several wells to fully develop. The Company anticipates that the operator will propose that a test well be drilled to a true vertical depth of approximately 16,000 feet in 1998 to evaluate this prospect. The Company currently is reprocessing the 3-D seismic data across this block utilizing pre-stack time migration in an effort to better image the prospect.

    WEST CAMERON 72. This Basin-operated block is located 12 miles offshore Louisiana in 39 feet of water. The Company acquired 100% of the lease at the April 1996 OCS sale for $405,000. This prospect is located in the prolific lower Miocene Marg A trend on the west flank of the West Cameron Block 71 anticline, which has produced in excess of one Tcfe from the same age sands. This prospect is a three-way structural closure at a true vertical depth of approximately 14,000 feet that is upthrown to a down-to-the-south fault that traps reserves on the West Cameron Block 71 complex. The Company currently is reprocessing the 3-D seismic data on a prospect specific basis to include pre-stack amplitude-versus-offset analysis. The Company intends to bring in a partner on a promoted basis or in exchange for an interest in another prospect prior to drilling a test well.

ONSHORE

    PRODUCING PROPERTIES

    SCOTT FIELD. The Company established its interests in the Scott Field primarily through two acquisitions closed in 1993 and 1994. It is a mature oil field located in the southern end of the Powder River Basin, and cumulative production from the field exceeds 15 MMBbl of oil and 19 Bcf of gas from approximately 215 wells. The Company currently operates 98 wells in the field and has non-operated interests in 14 wells. As of September 30, 1997, the Company had 19 remaining proved undeveloped drilling locations in the Scott Field, with estimated future net development costs of $5.4 million. The Company's net production from the field averaged approximately 660 Bbl and 730 Mcf, or 4,700 Mcfe, per day during September 1997.

    JEPSON-HOLLER DRAW SHANNON SANDSTONE UNIT. The Jepson-Holler Draw Shannon Sandstone Unit (the "Unit") is located in the southwestern portion of the Powder River Basin. The Unit was formed effective April 1, 1996 for the purpose of secondary recovery through water injection. The Company owns a 26.7% working interest in the Unit, most of which was obtained in a September 1996 acquisition. Ensign Oil and Gas is the operator of the Unit.

    Waterflood installation was initiated during the summer of 1996 and as of July 1997, 33 wells had been converted from producer to injector. Phase II development, which consists of drilling 24 infill producing wells and building centralized production facilities, is expected to commence after waterflood response is observed in the existing producers, which the Company has projected for early 1999. The Unit does not currently generate significant production and is not projected to do so until development enters Phase II.

OIL AND GAS RESERVES

    The Company engaged Ryder Scott, independent petroleum engineers, to prepare estimates of total proved reserves, projected future production, and estimated future net revenues from production of proved reserves for the Company's offshore properties as of September 30, 1997 and December 31, 1996. Basin engaged Netherland Sewell to audit the Company's estimates for its onshore properties as of such dates. These estimates were based upon a review of production histories and other geologic, economic, ownership, volumetric and engineering data. In determining the estimates of the reserve quantities that are economically recoverable, oil and gas prices and estimated development and production costs as of September 30, 1997 and December 31, 1996 were utilized.

    The following table sets forth estimates as of September 30, 1997 and December 31, 1996 derived from the Company's reserve reports. The PV-10 Values shown in the table are not intended to represent the current market value of the estimated oil and gas reserves owned by the Company. See "Risk Factors-- Estimates of Reserves and Related Data." For further information concerning the present value of future net revenue from these proved reserves, see "Unaudited Supplemental Oil and Gas Reserve Information" in the consolidated financial statements.

                                              AS OF SEPTEMBER 30, 1997              AS OF DECEMBER 31, 1996
                                        ------------------------------------  ------------------------------------
                                        DEVELOPED   UNDEVELOPED     TOTAL      DEVELOPED   UNDEVELOPED     TOTAL
                                        ----------  ------------  ----------  -----------  ------------  ---------
Oil (MBbls)...........................       4,399        3,911        8,310       4,046         3,824       7,870
Gas (MMcf)............................      40,343       19,925       60,268      19,182        10,531      29,713
Total (MMcfe).........................      66,737       43,391      110,128      43,458        33,475      76,933
PV-10 Value (in thousands)............  $  106,351   $   44,723   $  151,074   $  50,856    $   32,800   $  83,656

    The following table sets forth estimates relating to the Company's net proved reserves at September 30, 1997 and December 31, 1996, by geographic area of operation:

                                         AS OF SEPTEMBER 30, 1997                           AS OF DECEMBER 31, 1996
                             ------------------------------------------------  --------------------------------------------------
                                                                 PV-10 VALUE                                         PV-10 VALUE
                                             GAS       TOTAL         (IN                       GAS        TOTAL          (IN
GEOGRAPHIC REGION            OIL (MBBLS)   (MMCF)     (MMCFE)    THOUSANDS)    OIL (MBBLS)   (MMCF)      (MMCFE)     THOUSANDS)
---------------------------  -----------  ---------  ---------  -------------  -----------  ---------  -----------  -------------
Offshore Gulf of Mexico....         858      41,422     46,570   $   105,072           49       6,391       6,685     $  16,286
Powder River Basin.........       6,454       8,619     47,343        35,423        6,697      10,737      50,919        48,138
Greater Green River
 Basin.....................         364       7,251      9,435         5,572          380       8,372      10,652        11,746
Other Onshore..............         634       2,976      6,780         5,007          744       4,213       8,677         7,486
                                  -----   ---------  ---------  -------------       -----   ---------  -----------  -------------
  Total....................       8,310      60,268    110,128   $   151,074        7,870      29,713      76,933     $  83,656
                                  -----   ---------  ---------  -------------       -----   ---------  -----------  -------------
                                  -----   ---------  ---------  -------------       -----   ---------  -----------  -------------

    Future cash flows attributable to the Company's historical estimated net proved reserves were based on an average gas price of $2.80 per Mcf and an average oil price of $20.08 per Bbl at September 30, 1997 and an average gas price of $3.02 per Mcf and an average oil price of $25.35 per Bbl at December 31, 1996.

    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment and the existence of development plans. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Further, PV-10 Values are based upon certain assumptions, including geologic success, prices, future production levels and cost, that may not prove correct over time. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Oil and gas prices have fluctuated widely in recent years. There is no assurance that prices will not be materially higher or lower than the prices utilized in estimating the Company's reserves.

ACREAGE

    The following table sets forth the gross and net acres of developed and undeveloped oil and gas leases held by the Company as of September 30, 1997. Undeveloped acreage includes leasehold interests which may already have been classified as containing proved undeveloped reserves.

                                                                DEVELOPED ACREAGE(1)
                                                                                      UNDEVELOPED ACREAGE
                                                                --------------------  --------------------
                                                                  GROSS       NET       GROSS       NET
                                                                ---------  ---------  ---------  ---------
Louisiana offshore............................................        500        357     90,141     61,353
Texas offshore................................................     --         --            720        270
                                                                ---------  ---------  ---------  ---------
  Total offshore..............................................        500        357     90,861     61,623
                                                                ---------  ---------  ---------  ---------
Wyoming.......................................................     44,899     26,311     69,648     47,959
Utah..........................................................      1,762        984     13,713      7,350
Montana.......................................................     --         --         11,175      7,628
Other onshore.................................................      2,227        960      7,887      4,398
                                                                ---------  ---------  ---------  ---------
  Total onshore...............................................     48,888     28,255    102,423     67,335
                                                                ---------  ---------  ---------  ---------
    Total.....................................................     49,388     28,612    193,284    128,958
                                                                ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------

------------------------

(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of Basin's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the above presentation.

PRODUCTION

    The following table sets forth Basin's net oil and gas production, average net daily oil and gas production, average sales prices and costs and expenses associated with such production during the periods indicated.

                                         THREE MONTHS ENDED
                                                                NINE MONTHS ENDED
                                           SEPTEMBER 30,          SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                        --------------------  ----------------------  -------------------------------
                                         1997(1)     1996     1997(1)(2)     1996      1996(2)     1995       1994
                                        ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net production:
  Oil (MBbls).........................        147         98         356         466        564      1,153      1,278
  Gas (MMcf)..........................      1,688        429       2,490       4,353      4,776     12,833     14,377
  Total (MMcfe).......................      2,570      1,017       4,626       7,149      8,160     19,751     22,045

Average net daily production:
  Oil (Bbls)..........................      1,600      1,064       1,304       1,699      1,540      3,160      3,501
  Gas (Mcf)...........................     18,353      4,664       9,121      15,886     13,050     35,154     39,389
  Total (Mcfe)........................     27,953     11,048      16,945      26,080     22,290     54,114     60,395

Average sales price per unit (3):
  Oil (per Bbl).......................  $   18.59  $   21.10   $   18.88   $   19.55  $   20.03  $   17.02  $   15.63
  Gas (per Mcf).......................  $    2.45  $    1.22   $    2.37   $    1.39  $    1.44  $    1.56  $    1.69
  Total (per Mcfe)....................  $    2.67  $    2.54   $    2.73   $    2.12  $    2.23  $    2.01  $    2.01

Production cost per Mcfe (4)..........  $    0.50  $    1.08   $    0.86   $    0.74  $    0.81  $    0.59  $    0.55

------------------------

(1) For the month of September 1997, which included the first full month of production from the Company's Eugene Island Block 65 property, Basin's net production totaled 1,307 MMcfe, average net daily production totaled 43,573 Mcfe, average sales price per unit totaled $2.71 per Mcfe and production cost per Mcfe totaled $0.31.

(2) Production decreased from 1995 to 1996 and from the first nine months of 1996 to the first nine months of 1997 as a result of the D-J Sales consummated in the first half of 1996. As of December 31, 1995, the D-J Basin assets represented approximately two-thirds of the Company's producing wells and 70% of its proved oil and gas reserves. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Results of Operations."

(3) Includes the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies) and the administrative costs of production offices, insurance and property and severance taxes.

DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

    The following table sets forth certain information regarding the costs incurred by Basin in its development, exploration and acquisition activities during the periods indicated.

                                                                           YEARS ENDED DECEMBER 31,
                                                    NINE MONTHS ENDED   -------------------------------
                                                    SEPTEMBER 30, 1997    1996       1995       1994
                                                    ------------------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Development costs.................................      $    5,989      $   4,472  $   7,427  $  42,113
Exploration costs.................................          21,026         10,250      2,003      2,361
Leasehold and acquisition costs:
  Unproved properties.............................           6,119          5,056      2,429      5,275
  Proved properties...............................          19,157          3,067      3,889     16,751
                                                           -------      ---------  ---------  ---------
Total costs incurred..............................      $   52,291      $  22,845  $  15,748  $  66,500
                                                           -------      ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and titles of the officers and members of the Board of Directors of the Company:

NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Michael S. Smith(1).................          42   Chairman of the Board, President and Chief Executive Officer
Neil L. Stenbuck(1).................          44   Vice President--Finance, Chief Financial Officer, Treasurer and
                                                     Director
Howard L. Boigon(1).................          50   Vice President--General Counsel, Secretary and Director
Thomas J. Corley....................          37   Vice President--Engineering and Production
Dalton F. Polasek, Jr...............          45   Vice President--Gulf Coast Engineering
David A. Pustka.....................          43   Vice President--Gulf Coast Exploration
Sam D. Winegrad.....................          38   Vice President--Corporate Development
John F. Greene(2)...................          57   Director
J. Paul Hellstrom(2)(3).............          56   Director
Michael A. Nicolais(2)(3)...........          70   Director
Larry D. Unruh(2)(3)................          46   Director

------------------------

(1) Member of the Executive Committee.

(2) Member of the Compensation and Incentive Committee.

(3) Member of the Audit Committee.

    MICHAEL S. SMITH is Chairman of the Board, President, Chief Executive Officer, a director and a founder of the Company. Mr. Smith has been Chairman of the Board since 1983 and has been a director since inception. Mr. Smith was elected President and Chief Executive Officer in 1988. Mr. Smith is past president and a director of the Colorado Oil and Gas Association and served on the State of Colorado Governor's Minerals, Energy & Geology Policy Advisory Board.

    NEIL L. STENBUCK is Vice President--Finance, Chief Financial Officer, Treasurer and a director of the Company. He joined the Company in 1995. He was previously with United Meridian Corporation ("UMC") where he served as vice president--capital as a result of the 1994 merger between UMC and General Atlantic Resources, Inc. ("GA Resources"), where he occupied the same position since 1989. He joined GA Resources in 1987 as vice president--finance and accounting.

    HOWARD L. BOIGON is Vice President--General Counsel, Secretary and a director of the Company. Mr. Boigon joined the Company in March 1992. Previously, he had been a partner in the Denver office of Davis, Graham & Stubbs since 1978, having been with the firm since 1973 specializing in the practice of oil and gas law. Mr. Boigon began representing the Company as outside counsel in 1989. He is currently president of the Colorado Oil and Gas Association and is a member of the Advisory Board of the International Oil and Gas Educational Center of the Southwestern Legal Foundation. He has served as Chair of the Mineral Law Section of the Colorado Bar Association, and Trustee of the Rocky Mountain Mineral Law Foundation. He has lectured and written on various topics of oil and gas law.

    THOMAS J. CORLEY is Vice President--Engineering and Production of the Company. He joined the Company in March 1996. For the previous three years he was vice president--engineering at St. Mary Land & Exploration Company where he was responsible for the acquisition efforts and engineering functions of the company. From 1983 to 1993 he held various positions at GA Resources, most recently as director of acquisitions. Mr. Corley is a member of the Society of Petroleum Engineers and served as a distinguished panel member at the 1995 SPE Annual Meeting.

    DALTON F. POLASEK, JR. is Vice President--Gulf Coast Engineering of the Company. Mr. Polasek has been employed in that position since February 1996. From 1994 to 1996, he was employed by SMR Energy Income Funds, as Vice President of Engineering. From 1991 to 1994, Mr. Polasek served as the Director of Gulf Coast Acquisitions/Engineering for GA Resources. Prior to joining GA Resources, Mr. Polasek served as manager of planning and business development for Mark Producing Company from 1983 to 1991.

    DAVID A. PUSTKA is Vice President--Gulf Coast Exploration and Gulf Coast Division Manager of the Company. He joined the Company in November 1995. From 1992 to 1995 he was vice president in charge of United States exploration for British-Borneo Exploration, Inc., a wholly-owned subsidiary of British-Borneo Petroleum Syndicate, PLC. From 1983 to 1992, he was responsible for exploration activities at Walter Oil & Gas Corporation, a privately held Gulf of Mexico exploration company, becoming a vice president in 1990. Mr. Pustka is a member of the American Association of Petroleum Geologists and the Houston Geological Society.

    SAM D. WINEGRAD is Vice President--Corporate Development of the Company. He joined the Company in August 1995. Mr. Winegrad was previously with UMC where he was vice president--land, the same position he occupied at GA Resources at the time of its merger in 1994 with UMC. He joined GA Resources in 1985 and became vice president--land in 1987.

    JOHN F. GREENE is a director of the Company. He was elected to that position in February 1996. From 1985 until his retirement in 1995, he served as executive vice president of exploration and production for the Louisiana Land and Exploration Company, where he served on the board of directors from 1989 until his retirement. From 1981 to 1985, Mr. Greene was president and chief executive officer for Milestone Petroleum and then executive vice president of exploration for Meridian Oil and Gas Company via its merger with Milestone. He began his career at Continental Oil Company holding various positions including director of exploratory projects for onshore and offshore offices and a division exploration manager for the western United States.

    J. PAUL HELLSTROM is a director of the Company. He was elected to that position in March 1992. Mr. Hellstrom was employed by The First Boston Corporation from 1975 to 1989. At the time of his retirement in 1989, Mr. Hellstrom was co-head of First Boston's Real Estate Group, earlier having served as head of its Energy and Project Finance Groups. Prior to joining First Boston, he was a first vice president in charge of the Project Finance Group at Blyth Eastman Dillon & Co., Inc. and an assistant treasurer with Manufacturers Hanover Trust Company. Mr. Hellstrom currently serves as a director of First Reserve Corporation. First Reserve is a direct investor in natural resource and energy-related industries.

    MICHAEL A. NICOLAIS is a director of the Company. He was elected to that position in March 1992. Since April 1993 he has been employed by Carret & Co., Inc. From June 1991 to April 1993, he was employed by Goldman Capital Management, Inc. From 1949 to 1991, Mr. Nicolais was employed by The Clark Estates, Inc., serving as president from 1968 to 1990. During 10 years of his tenure, Mr. Nicolais made oil and gas investments on behalf of The Clark Estates, Inc. Most of these investments were consolidated into a corporation that merged with International Oil and Gas Company and were subsequently sold to Depco Petroleum and Husky Oil. As a result of his position with The Clark Estates, Inc., he has served as a director of several energy and natural resource companies. In the mid- to late-1960s, Mr. Nicolais was president of Hugoton Production Company, a gas company with over a trillion cubic feet of reserves in southwestern Kansas. Hugoton Production Company merged into Mesa Petroleum Company in 1969. Mr. Nicolais served as a director of Mesa Petroleum Company from 1969 until 1984. He serves as a director of Southdown, Inc. and Hitox Corp. of America.

    LARRY D. UNRUH is a director of the Company. He was elected to that position in March 1992. Since 1982 he has been the managing tax partner at Hein + Associates, certified public accountants. During 1980 and 1981 he was chief financial officer of Otis Energy Inc. Prior to 1980, Mr. Unruh held tax and accounting positions with Hein + Associates, Coopers & Lybrand, and Peat Marwick Mitchell & Co. Mr. Unruh is a Certified Public Accountant and is a member of the Federal Tax Division of American Institute of Certified Public Accountants. Hein + Associates previously served as the Company's auditing firm and continues to provide tax advisory services to the Company. Mr. Unruh serves as a director of Alpharel Inc., an electronic imaging company.

    All directors of the Company serve staggered terms of three-years and hold office until the annual meeting in the year in which their respective terms expire or until their respective successors are duly elected and qualified. The terms of Messrs. Smith, Nicolais and Unruh are scheduled to expire in 1998; the terms of Messrs. Greene and Stenbuck are scheduled to expire in 1999 and the terms of Messrs. Boigon and Hellstrom are scheduled to expire in 2000. All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director of officer and any other such persons.

                              SELLING STOCKHOLDER

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 30, 1997, and as adjusted to reflect the Offering, of the Selling Stockholder:

                                               SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                               OWNED PRIOR TO THE                                OWNED AFTER THE
                                                    OFFERING           NUMBER OF SHARES TO          OFFERING
                                             -----------------------     BE SOLD IN THE      -----------------------
SELLING STOCKHOLDER                            NUMBER      PERCENT          OFFERING           NUMBER      PERCENT
-------------------------------------------  ----------  -----------  ---------------------  ----------  -----------
Michael S. Smith...........................   3,248,150(1)       30.1         200,000         3,048,150        22.9

------------------------

(1) Includes 2,675,150 shares held by Mr. Smith; 304,300 shares held by Iris Smith, Mr. Smith's wife; 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee; and 92,700 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mrs. Smith is president and Mr. Smith is vice-president. Mr. Smith has no voting or investment power with respect to the shares held by Iris Smith and disclaims beneficial ownership of such shares. Mr. Smith, in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation, has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes options for 60,000 shares exercisable within 60 days and 20,000 performance shares, the restrictions on which lapse December 31, 1999.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase 2,500,000 shares of Common Stock from the Company and 200,000 shares of Common Stock from the Selling Stockholder. The aggregate number of shares of Common Stock each Underwriter has agreed to purchase is set forth opposite their names below:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Morgan Keegan & Company, Inc.....................................................     675,000
Howard, Weil, Labouisse, Friedrichs Incorporated.................................     675,000
Petrie Parkman & Co., Inc........................................................     675,000
Rauscher Pierce Refsnes, Inc.....................................................     675,000
                                                                                   ----------
      Total......................................................................   2,700,000
                                                                                   ----------
                                                                                   ----------

    Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to take and pay for all of the shares of Common Stock (other than shares of Common Stock covered by the over-allotment options), if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.60 per share. The Underwriters may allow, and such dealers may allow, a concession not in excess of $.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company and the Selling Stockholder have granted the Underwriters options exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 375,000 and 30,000 shares of Common Stock, respectively, for an aggregate of 405,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment options, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the table above, bears to the 405,000 shares of Common Stock.

    The Company and the Selling Stockholder have agreed in the Underwriting Agreement not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain limited exceptions, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriters. In addition, the Company's directors and executive officers have agreed not to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than as gifts, pledges and certain other transfers to persons who agree to the same restrictions for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriters. This restriction on the Company does not apply to shares issued upon exercise of stock options and currently outstanding warrants.

    In connection with the Offering, certain Underwriters may engage in passive market marking transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M of the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and if commenced, may be discontinued at any time.

    During and after the Offering, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the shares of Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

    The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

    Petrie Parkman & Co., Inc. ("Petrie Parkman") and Principals of Petrie Parkman hold warrants to purchase 51,745 shares and 40,171 shares, respectively, of Common Stock, with an exercise price of $14 per share and a December 31, 1999 expiration date. Such warrants were acquired in the Company's merger with Sterling Energy Corporation in November 1994. The warrants include "piggy-back" registration rights, which were waived with respect to the Offering.

                                    EXPERTS

    The consolidated financial statements of the Company for the three years ended December 31, 1996 included in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    Estimates of historical onshore oil and natural gas reserves of the Company as of September 30, 1997 and December 31, 1996 are based upon engineering studies prepared by the Company and audited by the independent engineering firm of Netherland Sewell. Estimates of historical offshore reserves of the Company as of September 30, 1997 and December 31, 1996 are based upon engineering studies prepared by the independent engineering firm of Ryder Scott. Such estimates are included in reliance upon the authority of such firms as experts in such matters.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock have been passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Butler & Binion, L.L.P., Houston, Texas.

                                    GLOSSARY

    The terms defined in this section are used throughout this Prospectus
Summary.

        ACREAGE HELD BY PRODUCTION. Acreage covered by an oil and gas lease which has a producing well on it, or which is pooled with a lease or leases having one or more producing wells on them, so the lease is maintained in effect for the duration of such production.

        BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

        BCF.  Billion cubic feet (of gas).

        BCFE.  Billion cubic feet (of gas) equivalent.

        BTU.  British thermal unit.

        DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

        EXPLOITATION. The conduct of a drilling or recompletion operation intended to recover reserves from a formation known to be productive in the area or on trend with existing production but not classifiable as proved.

        EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

        FINDING COSTS. Expressed in dollars per Mcfe, the quotient obtained by dividing the total capital costs incurred for specified oil and gas activities by the amount of net proved reserves added through such activities during the same period.

        GROSS ACRES.  An acre in which a working interest is owned.

        GROSS WELL.  A well in which a working interest is owned.

        MBBL.  One thousand barrels of crude oil or other liquid hydrocarbons.

        MCF.  One thousand cubic feet (of gas).

        MCFE. One thousand cubic feet of natural gas equivalent. In reference to crude oil or other liquid hydrocarbons, equivalents are determined using the ratio of one Bbl of crude oil or other liquid hydrocarbon to six Mcf of gas.

        MMBBL.  One million barrels of crude oil or other liquid hydrocarbons.

        MMBTU.  One million Btus.

        MMCF.  One million cubic feet.

        MMCFE.  One million cubic feet (of gas) equivalent.

        NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

        PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

        PV-10 VALUE The pre-tax, present value, discounted at 10%, of future net cash flows from estimated net proved reserves, calculated using unescalated prices and costs in effect on the date of the applicable reserve reports (unless such prices or costs are subject to change pursuant to contractual provisions).

        TCFE.  One trillion cubic feet (of gas) equivalent.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):

Consolidated Statements of Operations for the three and nine months ended
  September 30, 1997 and 1996..............................................................................     F-1

Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996.................................     F-2

Consolidated Statements of Cash Flow for the nine months ended
  September 30, 1997 and 1996..............................................................................     F-3

Consolidated Statements of Changes in Stockholders' Equity for the year ended
  December 31, 1996 and the nine months ended September 30, 1997...........................................     F-4

Note to Consolidated Financial Statements..................................................................     F-5

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Public Accountants...................................................................     F-6

Consolidated Statements of Operations for the years ended
  December 31, 1996, 1995, and 1994........................................................................     F-7

Consolidated Balance Sheets as of December 31, 1996 and 1995...............................................     F-8

Consolidated Statements of Cash Flow for the years
  ended December 31, 1996, 1995 and 1994...................................................................     F-9

Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1996, 1995 and 1994.....................................................    F-10

Notes to Consolidated Financial Statements.................................................................    F-11

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        FOR THE THREE MONTHS      FOR THE NINE
                                                                               ENDED              MONTHS ENDED
                                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1997       1996       1997       1996
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Oil sales...........................................................  $   2,737  $   2,064  $   6,720  $   9,103
  Gas sales...........................................................      4,139        522      5,910      6,065
  Gain on sale of assets..............................................     --         --         --         22,472
  Interest and other..................................................         30        429        254        631
                                                                        ---------  ---------  ---------  ---------
                                                                            6,906      3,015     12,884     38,271
                                                                        ---------  ---------  ---------  ---------
Costs and Expenses:
  Lease operating expenses............................................      1,029        819      3,065      3,823
  Production taxes....................................................        258        283        893      1,482
  Depreciation, depletion and amortization............................      2,979      1,081      5,375      6,551
  General and administrative, net.....................................        838        802      2,441      3,014
  Interest expense....................................................        316         27        487      2,245
                                                                        ---------  ---------  ---------  ---------
                                                                            5,420      3,012     12,261     17,115
                                                                        ---------  ---------  ---------  ---------
Income before income taxes............................................      1,486          3        623     21,156
Income Tax Provision..................................................       (520)        (1)      (218)    (5,695)
                                                                        ---------  ---------  ---------  ---------
Net Income............................................................  $     966  $       2  $     405  $  15,461
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Earnings per share....................................................  $    0.09  $    0.00  $    0.04  $    1.44
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Weighted Average Common Shares Outstanding............................     10,757     10,701     10,720     10,700
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS,
                                                                                           EXCEPT SHARE DATA)
                                                      ASSETS

Current Assets:
  Cash and equivalents..............................................................   $     1,314    $    22,023
  Accounts receivable...............................................................         6,488          5,108
  Stockholder note receivable.......................................................           559            559
  Prepaids and other................................................................         3,783          2,203
                                                                                      -------------  -------------
                                                                                            12,144         29,893
                                                                                      -------------  -------------
Property and Equipment, at cost:
  Oil and gas properties, under the full cost method of accounting
    Proved..........................................................................       129,345         78,641
    Unproved........................................................................        10,733          9,822
  Less accumulated depreciation, depletion and amortization.........................       (41,273)       (36,581)
                                                                                      -------------  -------------
                                                                                            98,805         51,882
  Furniture and equipment, net......................................................         2,165          2,918
                                                                                      -------------  -------------
                                                                                           100,970         54,800
                                                                                      -------------  -------------
Other Assets:.......................................................................           136            264
                                                                                      -------------  -------------
                                                                                       $   113,250    $    84,957
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses.............................................   $    11,919    $     7,469
  Accrued ad valorem taxes..........................................................         2,192          2,040
  Income taxes payable..............................................................            42          1,000
  Current portion of long-term debt.................................................           150            206
                                                                                      -------------  -------------
                                                                                            14,303         10,715
                                                                                      -------------  -------------
Long-term Debt, net of current portion..............................................        23,092            218
Ad Valorem Taxes and Other..........................................................         1,109            513
Deferred Income Taxes...............................................................         5,412          4,760
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $.01 per share; 10,000,000 shares authorized, no shares
    issued and outstanding..........................................................       --             --
  Common stock, par value $.01 per share, 50,000,000 shares authorized, 10,813,000
    and 10,757,000 shares issued, respectively......................................           108            108
  Additional paid-in capital........................................................        59,401         59,219
  Retained earnings.................................................................         9,961          9,556
  Common stock held in treasury, at cost, 56,000 shares.............................          (136)          (132)
                                                                                      -------------  -------------
                                                                                            69,334         68,751
                                                                                      -------------  -------------
                                                                                       $   113,250    $    84,957
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                     BASIN EXPLORATION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                             FOR THE NINE MONTHS
                                                                                                    ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................................................  $      405  $   15,461
  Adjustments to reconcile net income to net cash provided by operating activities--
    Gain on sale of assets................................................................      --         (22,472)
    Depreciation, depletion and amortization..............................................       5,375       6,551
    Deferred income tax provision.........................................................         652       3,695
    Stock compensation expense............................................................         182          81
    Other, net............................................................................          (3)        116
    Changes in operating assets and liabilities--
      Decrease (increase) in--
        Restricted cash...................................................................      --             (55)
        Receivables.......................................................................        (803)      5,000
        Prepaids and other................................................................      (1,456)     (2,229)
      (Decrease) increase in--
        Accounts payable and accrued expenses.............................................        (593)     (1,826)
        Ad valorem taxes and other........................................................         748      (1,834)
        Income taxes payable..............................................................        (958)      2,000
                                                                                            ----------  ----------
    Net cash provided by operating activities.............................................       3,549       4,488
                                                                                            ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions.......................................................................     (47,267)    (25,694)
  Proceeds from sale of property and equipment............................................         195     125,135
                                                                                            ----------  ----------
    Net cash provided by (used in) investing activities...................................     (47,072)     99,441
                                                                                            ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable and long-term debt..........................................      30,000       8,047
  Principal payments on notes payable and long-term debt..................................      (7,182)    (84,806)
  Purchase of treasury stock and options..................................................          (4)        (37)
  Issuance of common stock................................................................      --              84
                                                                                            ----------  ----------
    Net cash provided by (used in) financing activities...................................      22,814     (76,712)
                                                                                            ----------  ----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS...............................................     (20,709)     27,217
CASH AND EQUIVALENTS, beginning of period.................................................      22,023       1,613
                                                                                            ----------  ----------
CASH AND EQUIVALENTS, end of period.......................................................  $    1,314  $   28,830
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest..................................................................  $      285  $    2,300
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Cash paid for income taxes..............................................................  $      958  $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH SEPTEMBER 30, 1997

                                                              COMMON STOCK       ADDITIONAL        TREASURY STOCK        RETAINED
                                                         ----------------------    PAID-IN    ------------------------   EARNINGS
                                                          SHARES      AMOUNT       CAPITAL      SHARES       AMOUNT      (DEFICIT)
                                                         ---------  -----------  -----------  -----------  -----------  -----------
                                                                                       (IN THOUSANDS)
BALANCES, January 1, 1996..............................     10,724   $     107    $  59,288          (32)   $     (94)   $  (6,014)
  Issuance and vesting of restricted stock and stock
    options............................................         33           1          181       --           --           --
  Purchase of treasury stock and options...............     --          --             (250)         (24)         (38)      --
    Net income.........................................     --          --           --           --           --           15,570
                                                                                                      --
                                                         ---------       -----   -----------                    -----   -----------
BALANCES, December 31, 1996............................     10,757         108       59,219          (56)        (132)       9,556
  Issuance and vesting of restricted stock.............         56      --              182       --           --           --
  Purchase of treasury stock...........................     --          --           --           --               (4)      --
    Net income.........................................     --          --           --           --           --              405
                                                                                                      --
                                                         ---------       -----   -----------                    -----   -----------
BALANCES, September 30, 1997...........................     10,813   $     108    $  59,401          (56)   $    (136)   $   9,961
                                                                                                      --
                                                                                                      --
                                                         ---------       -----   -----------                    -----   -----------
                                                         ---------       -----   -----------                    -----   -----------

                                                            TOTAL
                                                         STOCKHOLDERS'
                                                            EQUITY
                                                         ------------

BALANCES, January 1, 1996..............................   $   53,287
  Issuance and vesting of restricted stock and stock
    options............................................          182
  Purchase of treasury stock and options...............         (288)
    Net income.........................................       15,570

                                                         ------------
BALANCES, December 31, 1996............................       68,751
  Issuance and vesting of restricted stock.............          182
  Purchase of treasury stock...........................           (4)
    Net income.........................................          405

                                                         ------------
BALANCES, September 30, 1997...........................   $   69,334

                                                         ------------
                                                         ------------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES
                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

(1) UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of Basin Exploration, Inc. and its wholly-owned subsidiaries (collectively, "Basin" or the "Company") as of September 30, 1997 and the results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Management believes the disclosures made are adequate to ensure that the information is not misleading and suggests that these financial statements be read in conjunction with the Company's Consolidated Financial Statements and Notes included elsewhere in this Prospectus Supplement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Basin Exploration, Inc.:

    We have audited the accompanying consolidated balance sheets of Basin Exploration, Inc., and subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flow for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial state-ment presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Basin Exploration, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
February 14, 1997.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1996        1995       1994
                                                                                  ---------  ----------  ---------
                                                                                           (IN THOUSANDS,
                                                                                       EXCEPT PER SHARE DATA)
Revenue:
  Oil sales.....................................................................  $  11,292  $   19,632  $  19,971
  Gas sales.....................................................................      6,890      20,013     24,255
  Gain on sale of assets........................................................     22,472      --         --
  Interest and other............................................................      1,009         831        161
                                                                                  ---------  ----------  ---------
                                                                                     41,663      40,476     44,387
                                                                                  ---------  ----------  ---------
Costs and Expenses:
  Lease operating expenses......................................................      4,776       8,196      8,642
  Production taxes..............................................................      1,829       3,478      3,432
  Depreciation, depletion and amortization......................................      7,606      17,202     18,163
  General and administrative, net...............................................      3,850       5,498      4,641
  Interest expense..............................................................      2,254       6,432      3,618
  Property impairment...........................................................     --          26,500     --
  Other.........................................................................         18         497     --
                                                                                  ---------  ----------  ---------
                                                                                     20,333      67,803     38,496
                                                                                  ---------  ----------  ---------
Income (Loss) Before Income Taxes...............................................     21,330     (27,327)     5,891
Income Tax (Provision) Benefit..................................................     (5,760)      7,784     (2,236)
                                                                                  ---------  ----------  ---------
Net Income (Loss)...............................................................  $  15,570  $  (19,543) $   3,655
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Earnings (Loss) Per Share.......................................................  $    1.45  $    (1.82) $    0.34
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Weighted Average Common Shares Outstanding......................................     10,700      10,710     10,813
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
                                                      ASSETS
Current Assets:
  Cash and equivalents....................................................................  $   22,023  $    1,613
  Accounts receivable.....................................................................       5,108       7,029
  Stockholder note receivable.............................................................         559         559
  Inventory and other.....................................................................       2,203       1,116
                                                                                            ----------  ----------
                                                                                                29,893      10,317
                                                                                            ----------  ----------
Property and Equipment, at cost:
  Oil and gas properties, under the full cost method of
  accounting--
    Proved................................................................................      78,641     206,880
    Unproved..............................................................................       9,822       5,001
  Less accumulated depreciation, depletion and amortization...............................     (36,581)    (80,961)
                                                                                            ----------  ----------
                                                                                                51,882     130,920
  Furniture and equipment, net............................................................       2,918       3,678
                                                                                            ----------  ----------
                                                                                                54,800     134,598
                                                                                            ----------  ----------
Other Assets:
  Restricted cash.........................................................................      --             578
  Other, net..............................................................................         264       1,158
                                                                                            ----------  ----------
                                                                                                   264       1,736
                                                                                            ----------  ----------
                                                                                            $   84,957  $  146,651
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses...................................................  $    7,469  $    7,985
  Accrued ad valorem taxes................................................................       2,040       4,368
  Income taxes payable....................................................................       1,000      --
  Current portion of long-term debt.......................................................         206         175
                                                                                            ----------  ----------
                                                                                                10,715      12,528
                                                                                            ----------  ----------
Long-term Debt, net of current portion....................................................         218      77,172
Ad Valorem Taxes and Other Deferred Income Taxes..........................................         513       3,664
Commitments and Contingencies (Note 6)....................................................       4,760      --
Stockholders' Equity:
  Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares
    issued and outstanding................................................................      --          --
  Common stock, $.01 par value, 50,000,000 shares authorized, 10,757,000 and 10,724,000
    shares issued and outstanding, respectively...........................................         108         107
  Additional paid-in capital..............................................................      59,219      59,288
  Retained earnings (accumulated deficit).................................................       9,556      (6,014)
  Common stock held in treasury, at cost, 56,000 and 32,000 shares, respectively..........        (132)        (94)
                                                                                            ----------  ----------
                                                                                                68,751      53,287
                                                                                            ----------  ----------
                                                                                            $   84,957  $  146,651
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   15,570  $  (19,543) $    3,655
  Adjustments to reconcile net income loss) to
    net cash provided by operating activities--
    Gain on sale of assets....................................................     (22,472)     --          --
    Depreciation, depletion and amortization..................................       7,606      17,202      18,163
    Deferred income tax expense (benefit).....................................       4,760      (7,784)      2,470
    Property impairment.......................................................      --          26,500      --
    Stock compensation expense................................................          98         302         354
    Amortization of debt issuance costs.......................................         118         373         331
  Changes in operating assets and liabilities--
    Decrease (increase) in--
      Restricted cash.........................................................         578         (75)      2,742
      Receivables.............................................................       1,664       2,594      (2,934)
      Inventory and other.....................................................      (1,861)        206        (928)
    (Decrease) increase in--
      Accounts payable and accrued expenses...................................         103      (6,947)      2,814
      Ad valorem taxes........................................................      (2,255)     (1,073)      1,968
      Unearned income.........................................................      --          (1,435)        876
      Income taxes payable....................................................       1,000      --            (250)
                                                                                ----------  ----------  ----------
      Net cash provided by operating activities...............................       4,909      10,320      29,261
                                                                                ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions...........................................................     (27,741)    (17,782)    (62,321)
  Proceeds from sale of property and equipment................................     125,625       3,941         847
  Asset sale transaction costs................................................      (5,257)     --          --
  Payments received on notes receivable.......................................      --          --             136
                                                                                ----------  ----------  ----------
      Net cash provided by (used in) investing activities.....................      92,627     (13,841)    (61,338)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable and long-term debt..............................       8,594       4,937      39,154
  Principal payments on notes payable and long-term debt......................     (85,517)     (5,150)     (3,988)
  Proceeds from sale of stock, net............................................          84      --             (54)
  Purchase of treasury stock and options......................................        (287)        (47)        (27)
                                                                                ----------  ----------  ----------
      Net cash (used in) provided by financing activities.....................     (77,126)       (260)     35,085
                                                                                ----------  ----------  ----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS...................................      20,410      (3,781)      3,008
CASH AND EQUIVALENTS, beginning of year.......................................       1,613       5,394       2,386
                                                                                ----------  ----------  ----------
CASH AND EQUIVALENTS, end of year.............................................  $   22,023  $    1,613  $    5,394
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest......................................................  $    2,327  $    6,111  $    3,095
  Cash paid for taxes.........................................................  $   --      $   --      $      156

  The accompanying notes are an integral part of these consolidated financial statements.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                    -----------------------------------------------------------------------------
                                                                                                                       RETAINED
                                                          COMMON STOCK        ADDITIONAL        TREASURY STOCK         EARNINGS
                                                    ------------------------    PAID-IN    ------------------------  (ACCUMULATED
                                                      SHARES       AMOUNT       CAPITAL      SHARES       AMOUNT       DEFICIT)
                                                    -----------  -----------  -----------  -----------  -----------  ------------
                                                                                   (IN THOUSANDS)
BALANCES, December 31, 1993.......................      10,665    $     107    $  57,222           (1)   $     (20)   $    9,874
Offering costs....................................      --           --              (54)      --           --            --
Purchase of treasury stock........................      --           --           --              (12)         (27)       --
Issuance of warrants..............................      --           --            1,464       --           --            --
Issuance and vesting of restricted stock and stock
  options.........................................          27       --              354       --           --            --
Net income........................................      --           --           --           --           --             3,655
                                                                                                   --
                                                    -----------       -----   -----------                    -----   ------------
BALANCES, December 31, 1994.......................      10,692          107       58,986          (13)         (47)       13,529
Purchase of treasury stock........................      --           --           --              (19)         (47)       --
Issuance and vesting of restricted stock and stock
  options.........................................          32       --              302       --           --            --
Net loss..........................................      --           --           --           --           --           (19,543)
                                                                                                   --
                                                    -----------       -----   -----------                    -----   ------------
BALANCES, December 31, 1995.......................      10,724          107       59,288          (32)         (94)       (6,014)
Purchase of treasury stock and options............      --           --             (250)         (24)         (38)       --
Issuance and vesting of restricted stock and stock
  options.........................................          33            1          181       --           --            --
Net income........................................      --           --           --           --           --            15,570
                                                                                                   --
                                                    -----------       -----   -----------                    -----   ------------
BALANCES, December 31, 1996.......................      10,757    $     108    $  59,219          (56)   $    (132)   $    9,556
                                                                                                   --
                                                                                                   --
                                                    -----------       -----   -----------                    -----   ------------
                                                    -----------       -----   -----------                    -----   ------------


                                                    STOCKHOLDERS'
                                                       EQUITY
                                                    ------------

BALANCES, December 31, 1993.......................   $   67,183
Offering costs....................................          (54)
Purchase of treasury stock........................          (27)
Issuance of warrants..............................        1,464
Issuance and vesting of restricted stock and stock
  options.........................................          354
Net income........................................        3,655

                                                    ------------
BALANCES, December 31, 1994.......................       72,575
Purchase of treasury stock........................          (47)
Issuance and vesting of restricted stock and stock
  options.........................................          302
Net loss..........................................      (19,543)

                                                    ------------
BALANCES, December 31, 1995.......................       53,287
Purchase of treasury stock and options............         (288)
Issuance and vesting of restricted stock and stock
  options.........................................          182
Net income........................................       15,570

                                                    ------------
BALANCES, December 31, 1996.......................   $   68,751

                                                    ------------
                                                    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND OPERATIONS--The consolidated financial statements include the financial statements of Basin Exploration, Inc. and its wholly owned subsidiaries, (collectively referred to as "Basin" or the "Company"). Basin, as operator of jointly owned oil and gas properties, sells a significant amount of such production to certain major customers (see Note 9), and pays vendors for oil and gas services. Joint interest receivables are subject to collection under terms of operating agreements which generally provide lien rights.

    The accompanying financial statements present the operations of the Company on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain reclassifications have been made to amounts reported in previous years to conform to 1996 presentation.

    CASH EQUIVALENTS--Cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The total carrying amount of cash and equivalents approximates the fair value of such instruments.

    OIL AND GAS PROPERTIES--The Company follows the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the development, exploration and acquisition of oil and gas properties are capitalized in the Company's one cost center (full cost pool), which is the continental United States including the Gulf of Mexico. Payroll and other internal costs capitalized include salaries and related fringe benefits paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties as well as all other directly identifiable, internal costs associated with these activities. Payroll and other internal costs associated with production operations and general corporate activities are expensed in the period incurred. Future development, site restoration, dismantlement and abandonment costs, net of salvage values, are estimated on a property-by-property basis based on prevailing prices and are amortized to expense, along with the capitalized costs discussed above, using the unit-of-production method based upon actual production and estimates of proved reserve quantities. Accumulated depreciation, depletion and amortization is recorded on the balance sheet as a reduction to property, plant and equipment costs. Proceeds from sales of oil and gas properties are credited to the full cost pool with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas.

    If capitalized costs, net of amortization and related deferred taxes, exceed the full cost ceiling, the excess would be expensed in the period such excess occurs. The full cost ceiling includes an estimate of the discounted value of future net revenues attributable to proven reserves, using various assumptions and parameters consistent with promulgations of the Securities and Exchange Commission. The full cost ceiling may be particularly sensitive to changes in prevailing oil and gas sales prices or forecast production rates. The Company recognized $26,500,000 of such impairment at September 30, 1995.

    The Company invests in unevaluated oil and gas properties and related assets for the purpose of future exploration for proved reserves. The costs of such assets are included in unproved oil and gas properties at the lower of cost or estimated fair market value.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORY--Inventory of lease and well equipment is stated at the lower of cost or market determined using the specific identification method.

    FURNITURE AND EQUIPMENT--Furniture and equipment is depreciated over estimated useful lives of five to seven years. Maintenance and repair costs are expensed as incurred.

    INCOME TAXES--The Company computes income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities. SFAS 109 also requires the recording of a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

    HEDGING ACTIVITIES--The Company periodically enters into agreements with third parties to hedge against the effects of fluctuations in future oil and gas prices. Gains or losses on such agreements are deferred and recognized as oil and gas revenue when the hedged production occurs.

    At December 31, 1996, the Company was a party to a crude oil swap agreement and a crude oil collar arrangement, each with a contract volume of 10,000 barrels per month through December 31, 1997. The swap agreement provides for the cash settlement of the differential between the $18.32 per barrel contract price and the average closing NYMEX crude oil price during each month. The collar arrangement provides for the cash settlement of the differential between the monthly average closing NYMEX price and the contract floor of $19.50 per barrel or the contract ceiling of $24.35 per barrel, if the monthly average closing NYMEX price falls outside of the range defined by such contract floor and contract ceiling. In accordance with SFAS 107, "Disclosures About Fair Value of Financial Instruments," the Company has estimated the fair value of its hedging arrangements utilizing the NYMEX crude oil strip at December 31, 1996. While it is not the Company's intention to terminate either of the arrangements, it is estimated that the Company would have been required to pay approximately $525,000 to terminate the arrangements on December 31, 1996. As of February 12, 1997, the estimated cost to terminate such arrangements was approximately $325,000, inclusive of the actual cost of contract settlements through that date. Due to the volatility of crude oil prices, the fair market value may not be representative of the actual gain or loss that will be realized by the Company in 1997.

    The Company recognized a reduction in oil revenue of $480,000, $115,000 and $95,000 under hedging agreements in 1996, 1995 and 1994, respectively. The Company recognized a reduction in gas revenue of $206,000 under hedging agreements in 1994.

    EARNINGS (LOSS) PER SHARE--Earnings (loss) per share have been computed based on the weighted average number of common shares outstanding. The impact of dilutive common stock equivalents on earnings (loss) per share was immaterial.

(2) RESTRICTED CASH

    WELL PLUGGING--The Company was required under a certain farmout agreement to deposit in an escrow account amounts for future plugging and abandonment costs beyond a one-year time period. The total cash held in escrow at December 31, 1995, was $578,000. Such escrow account was closed and the funds were released to the Company in November 1996.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(3) ACQUISITIONS AND DIVESTITURES OF OIL AND GAS PROPERTIES

    In February 1996, the Company entered into agreements pursuant to which it sold all of its assets in the D-J Basin in two transactions closed in March and June 1996, for an aggregate sales price of $123,500,000, effective January 1, 1996. Combined, these transactions resulted in Basin selling its interests in approximately two-thirds of its producing wells and 70% of its proved oil and gas reserves at December 31, 1995. Because the second transaction constituted the sale of a significant portion of the Company's total oil and gas reserves which would significantly alter the relationship between the Company's capitalized costs and its proved reserves, net capitalized costs of oil and gas properties were allocated between the reserves sold and retained based upon their estimated relative reserve quantities as of June 7, 1996 and a resulting gain of approximately $22,500,000 was recognized. A portion of the proceeds from the sales was used to payoff all outstanding bank debt and residual proceeds, net of transaction costs, were invested in short-term interest bearing cash equivalents. Revenue and expenses associated with the sold properties were included in the Company's results of operations through the respective closing dates.

    In November 1994 the Company acquired all of the outstanding stock of Sterling Energy Corp. ("Sterling") for aggregate consideration of approximately $15.4 million consisting of approximately $10.1 million in cash, the assumption of $3.6 million of net liabilities, warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $14.00 valued at $1.5 million, and $.2 million in transaction expenses. The acquisition included producing and non-producing oil and gas properties and undeveloped acreage located in the Scott and Draw fields in Converse County, Wyoming and in the Tohonadla field in San Juan County, Utah, as well as a gas processing plant located in Wyoming. The acquisition was funded partially with an increased revolving credit facility. The Company accounted for the Sterling acquisition using purchase accounting and began consolidating the results as of the December 1994 close date.

(4) LONG-TERM DEBT

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1996       1995
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Revolving credit facility.................................................  $       0  $  77,000
Other Notes...............................................................        424        347
                                                                            ---------  ---------
                                                                                  424     77,347
Less: Current portion.....................................................       (206)      (175)
                                                                            ---------  ---------
Long-term debt, net of current portion....................................  $     218  $  77,172
                                                                            ---------  ---------
                                                                            ---------  ---------

    On August 6, 1996, the Company entered into an Amended and Restated Credit Facility with its existing bank group. The initial borrowing base was set at $25,000,000 and is scheduled to be determined as of April 30, 1997 for the following six month period. The Credit Facility provides for the interest rate on borrowings to be determined based on the prime rate or LIBOR, at the Company's election. A varying spread above the prime rate ranging from 0% to 0.5% and over LIBOR ranging from 0.625% to 1.25% will be applied based upon the Company's applicable debt-to-capitalization ratio. The Credit Facility provides for borrowings to be revolving loans until August 1, 1999, at which time the outstanding balance is scheduled to convert to a four year amortizing term loan. The Credit Facility contains various covenants, including ones that could limit the Company's ability to incur other debt, dispose of assets, pay dividends or repurchase stock. The note may be secured by the Company's oil and gas properties in certain

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(4) LONG-TERM DEBT (CONTINUED)
circumstances, at the election of the lending banks. There were no borrowings outstanding under the facility at December 31, 1996.

    Effective May 31, 1995, in order to improve management of interest rate risk, Basin entered into an interest rate swap agreement. Under the agreement, the Company fixed the LIBOR reference rate on a notional amount of $50 million at 6 percent per annum through May 31, 1996.

    Debt is payable as follows (in thousands):

1997.................................................................  $     206
1998.................................................................        152
1999.................................................................         66
                                                                       ---------
                                                                       $     424
                                                                       ---------
                                                                       ---------

(5) BENEFIT PLANS

    401(K) SAVINGS--The Company has a 401(k) profit sharing plan (the "Plan"). Eligible employees may make voluntary contributions to the Plan, which may be matched by the Company, at its discretion, up to 6 percent of the employee's eligible compensation. The Company has historically matched the first three percent of employees' eligible compensation that is contributed under the Plan. The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company expensed $96,000, $195,000, and $261,000, with respect to the Plan for the years ended December 31, 1996, 1995 and 1994, respectively.

    STOCK PLAN--Under the Company's Employees' Equity Incentive Plan and Non-Employee Directors' Stock Option Plan, officers, key employees, consultants and directors of the Company are eligible to receive incentive stock options, non-qualified stock options and restricted stock. At December 31, 1996, a total of approximately 1,365,000 shares were available for grant under the plans. Shares granted generally vest over three to four years, and expire after ten years. A total of 684,000 shares of the Company's common stock are subject to such plans as of December 31, 1996, including 35,000 unvested shares of restricted stock and 649,000 outstanding stock options.

    The following table summarizes the changes in stock options:

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                                1996        1995       1994
                                                             ----------  ----------  ---------
Balance, beginning of period...............................     702,500     541,833    426,833
Granted....................................................     252,500     265,000    115,000
Exercised..................................................     (33,500)     --         --
Forfeited/Canceled.........................................    (272,500)   (104,333)    --
                                                             ----------  ----------  ---------
Balance, end of period.....................................     649,000     702,500    541,833
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(5) BENEFIT PLANS (CONTINUED)
At December 31, 1996, the weighted average exercise price and weighted average remaining life for options outstanding was $6.55 per share and 8.3 years, respectively. Additional information regarding the outstanding options at December 31, 1996, is as follows.

 NUMBER OF    NUMBER OF
  OPTIONS      OPTIONS    RANGE OF EXERCISE
OUTSTANDING  EXERCISABLE  PRICES PER SHARE
-----------  -----------  -----------------
    54,000       53,167    $11.00 - $14.50
   112,500       94,167    $ 7.63 - $ 9.50
   235,000       51,667    $ 5.13 - $ 6.88
   247,500       25,833    $ 3.88 - $ 4.94
-----------  -----------
   649,000      224,834
-----------  -----------
-----------  -----------

    In connection with its initial public offering ("IPO") in 1992, the Company granted options to two officers to purchase 100,000 shares each of the Company's common stock at a price substantially below the IPO price of $9.50 per share. The Company recognized compensation expense related to these options of approximately $97,000 and $233,000 for the years ended December 31, 1995 and 1994, respectively.

    The Company granted 25,000, 32,000, and 25,000 shares of restricted stock during 1996, 1995 and 1994, respectively. Related compensation expense was recognized in the amounts of approximately $98,000, $205,000, and $121,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Cumulatively through December 31, 1996, 35,000 shares of restricted stock remained subject to forfeiture, 48,000 shares of restricted stock had been forfeited and 42,000 shares were no longer subject to restriction.

    In connection with the Sterling acquisition, the Company issued warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $14.00 per share. Such warrants became exercisable on October 13, 1994 and have an expiration date of December 31, 1999.

    In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation". SFAS 123 was effective for 1996 and recommends a fair value based method of accounting for employee stock compensation, including stock options. However, companies may choose to account for stock compensation using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and provide pro forma disclosures of net income and earnings per share as if the fair value based method had been applied. The Company has elected to continue to account for stock compensation using the intrinsic value based method.

    Had the Company elected to follow SFAS 123, the fair value of each option grant would have been estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: risk free interest rate of 6.75%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 55%. Based upon these assumptions, the weighted average fair value of options granted during 1996 and 1995 was $2.73 and $2.96 per share, respectively. SFAS 123 would have had no significant impact on reported operating results for the years ended December 31, 1996 and 1995.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(6) COMMITMENTS AND CONTINGENCIES

    LEASES--The Company is the primary obligor under various noncancelable office space operating lease arrangements. The Company also subleases certain office space to and from third parties under various noncancellable lease arrangements. The following is a schedule of future minimum lease payments under these leases:

                                                                          FUTURE       FUTURE
                                                                          MINIMUM      MINIMUM
                                                                           LEASE        LEASE
                                                                        OBLIGATIONS   RECEIPTS
                                                                        -----------  -----------
                                                                             (IN THOUSANDS)
1997..................................................................   $     955    $     501
1998..................................................................         955          501
1999..................................................................         923          478
2000..................................................................         107           --
                                                                        -----------  -----------
                                                                         $   2,940    $   1,480
                                                                        -----------  -----------
                                                                        -----------  -----------

    Payments related to these leases obligations were approximately $707,000, $710,000, and $435,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    LEGAL PROCEEDINGS--The Company, from time to time, is involved in various legal and administrative proceedings and claims of various types which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, in the opinion of management, none of these actions, either individually or in the aggregate will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

(7) INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Current provision (benefit):
  Federal.......................................................  $     950  $  --      $    (234)
  State.........................................................         50     --         --
                                                                  ---------  ---------  ---------
                                                                      1,000     --           (234)
                                                                  ---------  ---------  ---------

Deferred provision (benefit):
  Federal.......................................................      4,760     (6,970)     2,176
  State.........................................................     --           (814)       294
                                                                      4,760     (7,784)     2,470
                                                                  ---------  ---------  ---------
Provision (benefit) for income taxes............................  $   5,760  $  (7,784) $   2,236
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(7) INCOME TAXES (CONTINUED)
    Reconciliations of income tax provisions (benefit) computed at the federal statutory rate with income tax provisions recorded by the Company for each of the past three years are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1996        1995       1994
                                                               ---------  ----------  ---------
                                                                        (IN THOUSANDS)
Income (loss) before income taxes............................  $  21,330  $  (27,327) $   5,891
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------
Computed tax at the applicable federal statutory rate........  $   7,252  $   (9,291) $   2,003
State income tax, net of federal tax benefits................        704        (689)       194
Deferred tax assets valuation allowance......................     (2,196)      2,196     --
Other........................................................     --          --             39
                                                               ---------  ----------  ---------
Income tax provision (benefit)...............................  $   5,760  $   (7,784) $   2,236
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------

    The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax liabilities:
  Oil and gas properties and equipment...................................  $   6,235  $   2,315
                                                                           ---------  ---------
Deferred tax assets:
  Alternative minimum tax credit carry forward...........................     (1,475)      (545)
  Net operating loss carry forwards......................................     --         (3,914)
  Other..................................................................     --            (52)
  Less deferred tax assets valuation allowance...........................     --          2,196
                                                                           ---------  ---------
                                                                              (1,475)    (2,315)
                                                                           ---------  ---------
Net deferred tax liability...............................................  $   4,760  $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    As of December 31, 1996, the Company has alternative minimum tax credit carry forwards for income tax purposes of approximately $1,475,000 which may be utilized to reduce future tax liability of the Company. These carry forwards have no expiration date.

(8) RELATED PARTY TRANSACTIONS

    Prior to the IPO, the Company advanced $559,000 to its principal stockholder at an annual interest rate of 9 percent. The note was amended in 1996 and the balance is now due in December 1997 with interest only payments due quarterly.

(9) OIL AND GAS ACTIVITIES

    The Company's oil and gas operations are conducted in the United States. Certain information concerning these activities follows:

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(9) OIL AND GAS ACTIVITIES (CONTINUED)
    MAJOR PURCHASERS--The following parties purchased ten percent or more of the Company's oil and gas production.

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                        -------------------------------
PURCHASER                                                                 1996       1995       1994
----------------------------------------------------------------------  ---------  ---------  ---------
PanEnergy.............................................................         43%        62%        77%
Eighty-Eight Oil Company..............................................         26%        16%       (a)

------------------------

(a) less than ten percent

    SECTION 29 TAX CREDITS--The Company received $1.5 million and $3 million in 1995 and 1994 respectively, for Section 29 tax credits associated with gas production from various oil and gas properties of the Company. Such proceeds were recorded as unearned income and recognized as incremental gas revenues as the gas was produced and the credits earned. The Company recognized approximately $2,857,000 and $2,123,000 of additional gas revenue during the years ended December 31, 1995 and 1994, respectively, related to the amortization of this unearned income.

    COSTS INCURRED--Costs incurred in oil and gas operations and related depreciation, depletion and amortization per equivalent unit-of-production are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                              1996       1995       1994
                                                            ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Property acquisition:
  Unproved................................................  $   5,056(1) $   2,429 $   5,275
  Proved..................................................      3,067      3,889     16,751
Exploration costs.........................................     10,250      2,003      2,361
Development costs.........................................      4,472      7,427     42,113
                                                            ---------  ---------  ---------
Gross expenditures........................................  $  22,845  $  15,748  $  66,500
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Depletion per one thousand cubic feet of gas equivalent...  $    0.82  $    0.84  $    0.77
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

------------------------

(1) Excludes $4,914,000 of costs recouped through the resale of partial interests in prospects to industry partners.

    COSTS NOT BEING AMORTIZED--Oil and gas property costs not being amortized at December 31, 1996, consisted of $9,822,000 of leasehold and seismic costs, of which $9,058,000, $488,000 and $276,000 were incurred in 1996, 1995 and 1994, respectively. The Company anticipates that substantially all unevaluated costs will be classified as evaluated costs within the next three years.

    UNAUDITED SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION

    The determination of oil and gas reserves is complex and highly interpretive. Assumptions used to estimate reserve information may significantly increase or decrease such reserves in future periods. The estimates of reserves are subject to continuing changes and, therefore, an accurate determination of

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(9) OIL AND GAS ACTIVITIES (CONTINUED)
reserves may not be possible for many years because of the time needed for development, drilling, testing and studies of the reservoirs. The following unaudited table, based upon estimates of onshore reserves prepared by the Company's engineers and audited by Netherland, Sewell & Associates, Inc. at December 31, 1996, 1995 and 1994 and estimates of offshore reserves prepared by Ryder Scott Company Petroleum Engineers at December 31, 1996, sets forth the estimated quantities of proved oil and gas reserves for the Company and the changes in total proved reserves as of December 31, 1996, 1995, and 1994. All such reserves are located in the United States.

    ANALYSES OF CHANGES IN PROVED RESERVES

                                                                                             OIL (MBBLS)  GAS (MMCF)
                                                                                             -----------  ----------
Balance, December 31, 1993.................................................................      11,270      148,688
  Revisions................................................................................        (107)      (9,539)
  Extensions, discoveries and additions....................................................       1,351       20,269
  Production...............................................................................      (1,278)     (14,377)
  Sales of reserves in-place...............................................................         (46)        (664)
  Purchases of reserves in-place...........................................................       3,951       11,953
                                                                                             -----------  ----------
Balance, December 31, 1994.................................................................      15,141      156,330
  Revisions................................................................................      (1,656)     (21,172)
  Extensions, discoveries and additions....................................................         931       10,936
  Production...............................................................................      (1,153)     (12,833)
  Sales of reserves in-place...............................................................        (751)      (4,957)
  Purchases of reserves in-place...........................................................          94        3,132
                                                                                             -----------  ----------
Balance, December 31, 1995.................................................................      12,606      131,436
  Revisions................................................................................          52         (451)
  Extensions, discoveries, and additions...................................................          49        6,391
  Production...............................................................................        (564)      (4,776)
  Sales of reserves in-place...............................................................      (6,559)    (104,140)
  Purchases of reserves in-place...........................................................       2,286        1,253
                                                                                             -----------  ----------
Balance, December 31, 1996.................................................................       7,870       29,713
                                                                                             -----------  ----------
                                                                                             -----------  ----------
Proved developed reserves:
  December 31, 1994........................................................................      10,544      128,664
                                                                                             -----------  ----------
                                                                                             -----------  ----------
  December 31, 1995........................................................................       8,397      106,410
                                                                                             -----------  ----------
                                                                                             -----------  ----------
  December 31, 1996........................................................................       4,046       19,182
                                                                                             -----------  ----------
                                                                                             -----------  ----------

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(9) OIL AND GAS ACTIVITIES (CONTINUED)
    STANDARDIZED MEASURE

    The unaudited standardized measure of discounted future net cash flows related to proved oil and gas reserves are as follows:

                                                                               DECEMBER 31,
                                                                   -------------------------------------
                                                                      1996         1995         1994
                                                                   -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Future production revenues.......................................  $   289,105  $   439,415  $   505,636
Future production costs..........................................     (108,522)    (155,087)    (163,244)
Future development costs.........................................      (20,583)     (45,907)     (49,293)
Future income taxes..............................................      (39,101)     (25,644)     (45,252)
                                                                   -----------  -----------  -----------
Future net cash flows............................................      120,899      212,777      247,847
Discount.........................................................      (57,593)     (95,529)    (106,495)
                                                                   -----------  -----------  -----------
Standardized measure of discounted future net cash flows(1)......  $    63,306  $   117,248  $   141,352
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

------------------------

(1) Total future net cash flows before income taxes discounted at 10% per annum are $83,656,000, $129,068,000 and $162,858,000 as of December 31, 1996, 1995
    and 1994, respectively.

    The estimate of future income taxes is based on the future net cash flows from proved reserves adjusted for the tax basis of the oil and gas properties but without consideration of general and administrative and interest expenses. For standardized measure purposes the Company estimates future income taxes using the "year-by-year" method. For ceiling test purposes the Company estimates future income taxes using the "short-cut" method.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

(9) OIL AND GAS ACTIVITIES (CONTINUED)
    A summary of changes in the standardized measure of discounted future net cash flows is as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                        1996        1995        1994
                                                                     ----------  ----------  ----------
                                                                               (IN THOUSANDS)
Standardized measure of discounted future net cash flows, beginning of year...........................................................  $  117,248  $  141,352  $  110,227
Changes in sales prices and production costs.......................      17,693      (8,382)     (5,688)
Changes in estimated future development costs......................      (1,819)        448       4,407
Sales of minerals-in-place.........................................     (83,530)     (3,866)       (339)
Purchase of minerals-in-place......................................      10,887       2,696      26,849
Revisions of previous quantity estimates...........................        (169)    (18,026)     (7,604)
Costs incurred that reduced future development costs...............      --           5,422      24,421
Extensions, discoveries and improved recovery......................      16,286       7,086      13,397
Sales of oil and gas, net of production costs and taxes............     (11,577)    (27,971)    (32,152)
Accretion of discount..............................................      12,907      16,286      13,648
Net change in future income taxes..................................      (8,530)      9,665       4,743
Changes in production rates (timing) and other.....................      (6,090)     (7,462)    (10,557)
                                                                     ----------  ----------  ----------
Standardized measure of discounted future net cash flows, end of
 year..............................................................  $   63,306  $  117,248  $  141,352
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    There are numerous uncertainties inherent in estimating quantities of proved reserves and projected future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data and standardized measures set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geologic success, prices, future production levels and costs, that may not prove correct over time. Predictions of future production levels are subject to great uncertainty, and the meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Oil and gas prices have fluctuated widely in recent years. The calculated weighted average sales prices utilized for the purposes of estimating the Company's proved reserves and future net revenue were and $25.35 per barrel of oil and $3.02 per Mcf of gas at December 31, 1996, $18.64 per barrel of oil and $1.56 per Mcf of gas at December 31, 1995 and $16.44 per barrel of oil and $1.63 per Mcf of gas at December 31, 1994.

                    BASIN EXPLORATION, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL QUARTERLY FINANCIAL DATA

                                                   FIRST     SECOND      THIRD      FOURTH      TOTAL
                                                 ---------  ---------  ----------  ---------  ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
Revenue........................................  $   7,576  $  27,680  $    3,015  $   3,392  $   41,663
Gross profit from operations...................      5,084      3,295       1,484      1,714      11,577
Net income (loss)..............................       (916)    16,375           2        109      15,570
Earnings (loss) per common share...............      (0.09)      1.53      --           0.01        1.45
1995
Revenue........................................  $  11,535  $  10,192  $    8,661  $  10,088  $   40,476
Gross profit from operations...................      8,220      7,136       5,561      7,054      27,971
Net income (loss)..............................        325       (271)    (20,197)       600     (19,543)
Earnings (loss) per common share...............       0.03      (0.02)      (1.88)      0.05       (1.82)

PROSPECTUS

                                  $200,000,000

       [LOGO]
                            BASIN EXPLORATION, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

    Basin Exploration, Inc. (the "Company" or "Basin") may offer from time to time (i) debt securities ("Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series,
(ii) shares of the Company's common stock, $.01 par value ("Common Stock"),
(iii) shares of preferred stock, $.01 par value ("Preferred Stock"), in one or more series, or (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. The Securities will be offered at an aggregate initial offering price not to exceed US $200,000,000 or the equivalent (based on the applicable exchange rate at the time of sale), if Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company at prices and on terms to be determined at the time of sale.

    SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

    This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title; aggregate principal amount; currency of denomination (which may be in U.S. dollars, in any other currency, currencies or currency unit, including the European Currency Unit); maturity; interest rate, if any (which may be fixed or variable), or method of calculation thereof; time of payment of any interest; form of payment of any interest whether in the form of cash, additional Debt Securities, Common Stock or some combination thereof; any terms for redemption at the option of the Company or the holder; any terms for sinking fund payments; any index or other method used to determine the amounts payable; the ranking of such Debt Securities (whether senior, senior subordinated or subordinated); any conversion or exchange rights, at the option of the Company or the holder; any listing on a securities exchange; the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (ii) in the case of Common Stock, the number of shares of Common Stock, the terms of the offering thereof and information regarding the selling stockholder, if any; (iii) in the case of Preferred Stock, the designation, stated value and liquidation preference per share; the initial public offering price per share and the number of shares to be offered; dividend rate (or method of calculation); dates on which dividends shall be payable and dates from which dividends shall accrue; any redemption or sinking fund provisions; any conversion or exchange rights; any listing of the Preferred Stock on a securities exchange; and any other terms in connection with the offering and sale of such Preferred Stock; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise; the exercise price; any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

    The Company's Common Stock is quoted on the Nasdaq National Market (Symbol:
"BSNX"). Each Prospectus Supplement will indicate if the Securities offered thereby will be quoted on any market or listed on any securities exchange.

    The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 2, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional
Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information relating to the Company can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C., 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as described in the prior paragraph.

    The Company distributes to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    (1) Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997;

    (2) Amendment to Annual Report on Form 10-K for the year ended December 31, 1996 on Form 10-K/A-1, filed with the Commission on June 5, 1997;

    (3) Quarterly Report on Form 10-Q for the period ended March 31, 1997, filed with the Commission on May 15, 1997;

    (4) Quarterly Report on Form 10-Q for the period ended June 30, 1997, filed with the Commission on August 12, 1997;

    (5) Registration Statement on Form 8-A filed with the Commission on February 27, 1996, relating to the Company's Stockholders' Rights Plan;

    (6) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated April 24, 1992, filed with the Commission on April 27, 1992.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, 370 Seventeenth Street, Suite 3400, Denver, Colorado 80202, telephone: (303) 685-8000, facsimile: (303) 685-8010.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes and incorporates by reference statements that are not purely historical and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus, involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, development and exploration expenditures (including the amount and nature thereof), drilling of wells, future production of oil and gas, business strategies, cash flow and anticipated liquidity, prospect development and property acquisition, or marketing of oil and gas. Factors that could cause actual results to differ materially ("Cautionary Disclosures") include, among others: general economic conditions, the market price of oil and natural gas, the risks associated with exploration, the Company's ability to find, acquire, market, develop and produce new properties, operating hazards attendant to the oil and natural gas business, downhole drilling and completion risks that are generally not recoverable from third parties or insurance, concentration of the Company's production in a small number of properties in the Gulf of Mexico, uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures, potential mechanical failure of individually significant productive wells, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of material and equipment, delays in anticipated start-up dates, environmental risks, the results of financing efforts, actions or inactions of third-party operators of the Company's properties, regulatory developments, and other factors described in this Prospectus and in any Prospectus Supplement and in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Commission. Many of such factors are beyond the Company's ability to control or predict. All forward-looking statements included or incorporated by reference in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements as a result of new information, future events or otherwise. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Prospective investors are cautioned not to put undue reliance on forward-looking statements. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Disclosures.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CAREFULLY READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF SECURITIES INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE THE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN ADDITION TO THE OTHER RISK FACTORS AND INFORMATION SET FORTH IN ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH.

OIL AND GAS PRICES; HEDGING

    Basin's revenues and profitability are substantially dependent upon prevailing prices for oil, gas and natural gas liquids. For much of the past decade, the markets for oil and natural gas have been extremely volatile. The Company anticipates that such markets will continue to be volatile in the foreseeable future. In general, future prices of oil, gas and natural gas liquids are dependent upon numerous external factors such as various economic, political and regulatory developments and competition from other sources of energy. The unsettled nature of the energy market and the unpredictability of worldwide political developments, including, for example, actions of OPEC members, make it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Any significant decline in the price of oil, gas or natural gas liquids for an extended period would have a material adverse effect on the Company's financial condition and results of operations, and would, under certain circumstances, result in a reduction in funds available under the Company's bank credit facilities and impair access to other sources of capital.

    From time to time, as conditions are deemed to warrant, the Company enters into energy price swap arrangements to reduce its sensitivity to oil and gas price volatility. Such arrangements are subject to a number of risks. If the Company's reserves are not produced at the rates estimated by the Company due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, the Company would be required to satisfy its obligations under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the Company enters into hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Under financial instrument contracts, the Company may also be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual price received at the physical point of delivery. Substantial variations between the assumptions and estimates used by the Company and actual results experienced could materially adversely affect the Company's anticipated profit margins and its ability to manage the risk associated with fluctuations in oil and gas prices. In addition, hedging contracts are subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse financial effect on the Company. Furthermore, hedging contracts limit the benefits the Company would realize if actual prices rise above the contract prices.

REPLACEMENT OF RESERVES

    Basin's future success depends upon its ability to find, develop and/or acquire additional oil and gas reserves at prices that permit profitable operations. Except to the extent that Basin conducts successful development, exploitation or exploration activities or acquires properties containing proved reserves, the proved reserves of Basin will decline. The rate of decline depends upon reservoir characteristics and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where Basin has most of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain region, where the Company's other properties are located. The market for acquiring proved reserves is extremely competitive, and the Company may not be able to buy reserves for development and exploitation at prices it considers to be reasonable or within its budgets. The cost of drilling, completing and operating wells may vary significantly from initial estimates. Basin's drilling operations may be unsuccessful or may be curtailed, delayed or canceled as a result of numerous factors not within Basin's control, including but not limited to title problems, weather conditions, compliance with governmental requirements, shortage of capital, mechanical difficulties and shortages or delays in the delivery of drilling rigs or other equipment. Accordingly, there can be no assurance that Basin's acquisition, development, exploitation and exploration activities will result in reserves added at acceptable costs.

ACQUISITION RISKS

    Acquisitions of producing oil and gas properties have been a key element of Basin's success, and Basin will continue to seek acquisitions in the future. Even though Basin performs a review of the properties in connection with its acquisitions which it believes is consistent with industry practices, such reviews are inherently incomplete, and the evaluations resulting therefrom are necessarily inexact and uncertain. It is generally not feasible to review in depth every property and all records in connection with an acquisition of many properties, particularly when the seller does not operate the property. Ordinarily Basin will focus its due diligence efforts on the higher valued properties and will spot-check the remainder. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become familiar enough with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Contractual indemnities may not be obtainable, and the Company may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with the Company's expectations.

EXPLORATION RISKS

    With the sale of its D-J Basin properties in 1996, and its initiation of exploration activities in the Gulf of Mexico, the Company currently is spending a large portion of its capital budget on exploration. Exploration activities involve substantially more risk than development or exploitation activities. Although the Company believes that its use of 3-D seismic data and other advanced technologies should increase the probability of success of its exploratory wells and should reduce average finding costs through elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present in such structures. In addition, the use of 3-D seismic data and such technologies requires greater predrilling expenditures than traditional drilling strategies and the Company could incur losses as a result of such expenditures. Failure of the Company's exploration activities would have a material adverse effect on the Company's future results of operations and financial condition. The Company had conducted no previous operations in the Gulf of Mexico prior to the opening of its regional office in late 1995 in Houston, Texas. This operating area is highly competitive and the Company's success in its activities there will depend on its ability to attract and retain geoscientists and other professional staff with extensive experience operating in the area. The Company's Houston office currently has a staff that includes seven geoscientists and petroleum engineers plus 3 engineering consultants, all of whom are experienced in Gulf Coast operations. Loss of these experienced personnel could have a material adverse impact on the Company's ability to compete in this area.

FUTURE CAPITAL REQUIREMENTS

    The Company will require substantial additional capital to further develop and explore its properties and to acquire additional properties. Cash flows from operations, to the extent available, will be used to fund these expenditures. The Company may seek additional capital from traditional reserve base borrowings, equity and debt offerings, joint ventures, and/or production payment financing. The Company's ability to access additional capital will depend significantly on its continued success in exploring for and developing its reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company. Should sufficient capital not be available, the development and exploration of the Company's properties could be delayed and, accordingly, the implementation of the Company's business strategy would be adversely affected.

MARKETING OF PRODUCTION; SEASONALITY

    The marketability of Basin's production depends upon the availability and capacity of gathering systems and pipelines, the effects of federal and state regulation of such production and transportation, general economic conditions, supply of and demand for oil and natural gas, all of which could adversely affect Basin's ability to market its production. Demand for natural gas is highly seasonal, with demand generally higher in the colder winter months and in the hot summer months. As a result, the price received for spot market natural gas may vary significantly between seasonal periods. To date, the Company generally has been able to sell its available spot market natural gas at prevailing spot market prices, such that volumes sold have not materially fluctuated seasonally. There is no assurance, however, that the Company will be able to continue to achieve this result.

CONCENTRATION OF VALUE

    As of the date of this Prospectus, a significant portion of Basin's production is concentrated in two wells on one platform in the Gulf of Mexico. If mechanical problems, storms, or other events that caused curtailment or cessation of such production were to occur, Basin's cash flow would be materially adversely affected. The Company will remain vulnerable to a disproportionate impact of delays or interruptions of production from these wells until it develops a more diversified production base including additional properties.

ESTIMATES OF RESERVES AND RELATED DATA

    Numerous uncertainties are inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus or incorporated herein by reference represents only estimates based on available geological, geophysical, production and engineering data, the extent, quality and reliability of which vary. Oil and gas reserve engineering is a subjective process of estimating accumulations of oil and gas that cannot be measured in an exact manner, and estimates of other engineers might differ materially from those shown. The accuracy of any reserve estimate is a function of the quality and quantity of available data, engineering and geological interpretation and judgment. In addition, the estimates of future net cash flow from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, costs and participation, if any, by third parties in the development of the Company's reserves that may not prove correct over time, for reasons which may or may not be under the control of or known to the Company. Any significant variance from these assumptions could materially affect the quantity and value of the Company's reserves as compared to the estimates contained in this Prospectus.

FLUCTUATIONS IN QUARTERLY RESULTS

    Basin's quarterly results of operations may fluctuate significantly as a result of variations in oil and gas prices and variations in the Company's drilling activities. Drilling activities can be affected by a number of factors including the need to utilize capital for new acquisitions, availability of permits for drilling or recompletions, weather, seasonal restrictions (such as growing crops and winter game restrictions), governmental regulations and available cash flow.

OPERATING HAZARDS

    The oil and gas business involves a variety of operating risks, including the risk of fire, explosion, blow-out, pipe failure, casing collapse, stuck tools, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, pipeline ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to Basin due to injury and loss of life, loss of or damage to wellbores and/ or drilling or production equipment, costs of overcoming downhole problems, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Gathering systems and processing facilities are subject to many of the same hazards and any significant problems related to those facilities could adversely affect Basin's ability to market its production. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions. Basin maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. Insurance may not cover downhole operating risks, such as the costs of retrieving stuck equipment. Furthermore, Basin cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all to cover the risks faced by the Company.

ENVIRONMENTAL REGULATION

    The drilling for and production, handling, transportation and disposal of oil and gas and by-products are subject to extensive regulation under federal, state and local environmental laws. In most instances, the applicable regulatory requirements relate to water and air pollution control and solid waste management measures, permitting requirements, or restrictions on operations in environmentally sensitive areas, such as coastal zones, wetlands, and wildlife habitat. Environmental assessments have not been performed on all of Basin's properties. To date, expenditures for environmental control facilities and for remediation have not been significant in relation to the results of operations of Basin. Basin believes, however, that the trend toward stricter standards in environmental legislation and regulation is likely to continue. Offshore operations are subject to more extensive governmental regulation, including regulation that may, in certain circumstances, impose absolute liability for environmental damage and allow interruption or termination of business activities by government authorities based on environmental or other considerations. The Oil Pollution Act of 1990 (the "OPA") also requires proof of financial responsibility to cover costs of potential oil spills; the amount of such required coverage ranges from $35 million to $150 million based on federal risk assessment. From time to time, legislation has been introduced in Congress which would reclassify oil and gas production wastes as "hazardous waste" under the Resource Conservation and Recovery Act. If such legislation were to pass, it could have a significant adverse impact on the operating costs of Basin, as well as the oil and gas industry in general. Initiatives regulating the disposal of exploration and production waste are also pending or have been enacted in certain states, including states in which Basin conducts operations, and these various initiatives could have a similar impact on the Company.

GOVERNMENTAL REGULATION

    Development, production and sale of oil and gas are subject to extensive federal, state and local governmental regulation which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include, but are not limited to, permits for drilling operations, drilling, plugging and reclamation bonds, operational practices and reporting, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. The Minerals Management Service of the United States Department of the Interior ("MMS") has proposed regulations for valuation of crude oil and natural gas produced from federal leases, including offshore leases, that could require payment of royalties on the basis of indices or benchmarks that may not reflect actual prices received by the Company for its production. The Federal Energy Regulatory Commission has promulgated major regulatory initiatives over the past several years which have had a significant impact on natural gas pricing and natural gas pipeline operations, services and rates. Those changes have significantly altered the marketing of natural gas. Although the purpose of these changes is generally to enhance competition in natural gas marketing, the effect of these changes on the Company's ability to market its gas at reasonable prices from any given property is uncertain. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Under the Outer Continental Shelf Lands Act ("OCSLA") the MMS regulates development and production of oil and gas in federal waters in the Gulf of Mexico and may suspend or terminate operations for violation of MMS rules. Any such suspension or termination could materially and adversely affect the Company's financial condition and operations. There are many legislative proposals pending in Congress and in the legislatures of various states that, if enacted, might significantly affect the oil and gas industry. Basin is not able to predict what will be enacted and thus what effect, if any, such proposals would have on Basin.

COMPETITION

    Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage and the acquisition of interests in offshore exploration prospects in the Gulf of Mexico. Major and independent oil and gas companies, as well as individuals and drilling programs, actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop such properties. A number of Basin's competitors have financial resources and exploration and development budgets that are substantially greater than those of Basin, which may adversely affect the Company's ability to compete successfully. In addition, many of the Company's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels, and the application of government regulations. The Company commenced operations in the Gulf of Mexico area during 1996, where it had not previously been active. Competition from major and large independent oil and gas companies is significantly greater in this area than in the Rocky Mountain region, where the Company had conducted all of its previous operations.

PRINCIPAL STOCKHOLDER

    Basin's principal stockholder, Michael S. Smith, together with members of his immediate family and trustees for their benefit, beneficially own approximately 30% of Basin's outstanding shares. As a result, Mr. Smith is in a position to substantially influence the outcome of stockholder votes on the election of directors and other matters. In addition, if Mr. Smith were to sell a significant number of his shares, the prevailing market price of the Common Stock could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

    Basin depends to a large extent on the services of its founder and CEO, Michael Smith and certain other senior management personnel. The loss of the services of Mr. Smith or other key personnel could have a potential adverse effect on Basin's operations.

ANTI-TAKEOVER PROVISIONS

    Basin's Restated Certificate of Incorporation and Bylaws and the provisions of the Delaware General Corporation Law make it more difficult to change control of Basin and replace incumbent management. The Company adopted a Stockholders' Rights Plan in 1996, pursuant to which holders of Common Stock of the Company received rights which are exercisable if a person or group of affiliated persons acquires 15% of the Company's outstanding Common Stock or commences a tender or exchange offer, the consummation of which would result in ownership of 15% or more of the Company's outstanding Common Stock. See "Description of Capital Stock--Stockholders' Rights Plan." In addition, the Company has entered into agreements with certain of its executive officers which would require additional payments by the Company if such officers' employment were terminated upon a change of control.

                                  THE COMPANY

GENERAL

    Basin Exploration, Inc. ("Basin" or the "Company") is an independent oil and gas exploration and production company operating in the United States. The Company's business objective is to efficiently increase its proved oil and gas reserves in order to grow production, cash flow, and earnings per share. The Company seeks to accomplish this by exploring for new oil and gas reserves and acquiring proved properties with exploitation or development potential, utilizing advanced technologies.

    The Company currently conducts exploration activities exclusively in the shallow waters of the Gulf of Mexico, offshore Louisiana and Texas. Basin seeks acquisition opportunities both in the vicinity of the Company's exploration activities offshore and in certain geographic areas onshore where the Company's staff has had extensive experience, including the Rocky Mountains and onshore Gulf Coast areas.

    Basin's reserves are located primarily in the Gulf of Mexico and in the Powder River and Green River Basins in Wyoming. At December 31, 1996, the Company's estimated proved reserves totaled approximately 7.9 MMBbl and 29.7 Bcf of natural gas, or 76.9 Bcfe. Most of Basin's proved oil and gas reserves are attributable to Company-operated properties. A significant portion of Basin's reserves at the beginning of 1996 were located in the Denver-Julesburg ("D-J") Basin in eastern Colorado, but such reserves were sold in 1996 to provide funds for other operations, including initiation of operations in the Gulf of Mexico.

    Since commencing operations in the Gulf of Mexico in 1996, the Company has participated in drilling ten wells, of which five have been or are expected to be completed as producers. The Company has operated all but one of these wells, with an average working interest at the time of drilling of approximately 51%. Five of the ten wells drilled to date have been drilled since July 1, 1997, reflecting a recent acceleration in activity after a start-up period during which the Company assembled its initial prospect inventory. As of the date of this Prospectus, the Company has assembled a Gulf of Mexico leasehold inventory of 96,421 gross acres, comprising 63,248 net acres, with more than 20 identified potential exploration prospects, all of which are supported by the Company's interpretations of three-dimensional ("3-D") seismic data. In order to reduce the risks and costs for acreage, drilling and completion operations, the Company uses 3-D seismic and computer-aided exploration and exploitation technology in virtually all of its activities in the Gulf of Mexico. The Company has also closed acquisitions of Gulf of Mexico proved properties totaling more than $18 million in 1997 through the date of this Prospectus.

    Two of the Gulf of Mexico wells that the Company has completed, both located on Eugene Island Block 65, commenced production in August 1997 and now account for a substantial portion of the Company's total oil and gas production. The three other drilled wells that the Company anticipates will commence production, plus an additional Gulf of Mexico well in which the Company acquired an interest after it was drilled and completed, are temporarily suspended pending additional development. Three of these wells, one each on East Cameron Block 378, Eugene Island Block 83, and West Cameron Block 56, are expected to commence production shortly before or during the first quarter of 1998.

    The Company's onshore oil and gas assets are comprised of properties that generally have a relatively stable, long-lived production profile. The Company has identified potential for additional drilling, well deepenings, or secondary recovery on several of the more valuable properties. The Company intends to continue to exploit, and to pursue acquisitions to expand, this asset base.

    The Company currently has a capital budget established for 1997 of approximately $60 million, allocated approximately equally to exploration activities, development, and acquisitions that have already been consummated. This budget could be increased for additional acquisitions or for development of additional exploratory discoveries. The 1997 capital budget represents a significant increase from capital expenditures on oil and gas properties in 1996 and 1995 of approximately $23 million and $16 million, respectively.

HISTORY

    Basin commenced operations in 1981 and completed an initial public offering of its common stock in 1992. From its inception through 1991, the Company primarily acquired, developed and exploited properties in the D-J Basin. Such operations were expanded into other areas within the Rocky Mountain region in 1992, and the Company initiated Rocky Mountain exploration activities in 1993. By December 31, 1994, the Company's estimated proved oil and gas reserves had grown to 247.2 Bcfe, of which 169.2 Bcfe, or 68.4%, were located in the D-J Basin.

    From 1992 through 1994, the D-J Basin was one of the most active drilling areas in the United States and the Company was one of the more active and successful operators in the area. As the basin became increasingly exploited, however, it was the Company's assessment and experience that the number and quality of development projects in the area significantly diminished.

    During 1995, the Company's capital expenditures on oil and gas properties declined to $16 million, from $67 million the year before, and its estimated proved oil and gas reserves declined to 207.1 Bcfe at year-end. Principal factors contributing to these reductions included: (i) a smaller and lower-quality inventory of D-J Basin exploitation projects; (ii) insufficient success in identifying acquisition opportunities and viable exploration plays in the Company's other Rocky Mountain focus areas; and (iii) liquidity constraints caused largely by the Company's higher debt levels.

    In direct response to these developments, the Company implemented a significant redirection of its business strategy and operations between late-1995 and mid-1996, including: (i) the addition of new financial, technical and business development members to its senior management; (ii) the sale of the Company's D-J Basin assets, including approximately 70% of the Company's estimated proved reserves, for $123.5 million; (iii) establishment of a Houston-based Gulf of Mexico exploration team through the hiring of senior geoscientists and petroleum engineers with substantial experience operating in the shallow waters of the Gulf of Mexico; and (iv) a substantial reduction in corporate general and administrative overhead.

    Since the redirection of its business, the Company has significantly increased its proved reserves and production base through Gulf of Mexico drilling activity and acquisitions, and it has established a sizable inventory of Gulf of Mexico leaseholds and prospects for future exploratory drilling.

                                USE OF PROCEEDS

    Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the sale of the Securities will be used for repayment of indebtedness, to finance the Company's operations, for the continued development of its oil and gas properties and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for the Company was as follows for the years ended December 31, 1996, 1995, 1994, 1993 and 1992:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------------
                                                                          1996         1995         1994         1993
                                                                          -----        -----        -----        -----
Ratio of earnings to fixed charges (unaudited).......................         9.6           (a)         2.6          3.5


                                                                          1992
                                                                          -----
Ratio of earnings to fixed charges (unaudited).......................         3.2

------------------------

(a) Earnings did not cover fixed charges in 1995 by $27.3 million.

    As used in the above calculations, "earnings" means earnings before income taxes and fixed charges, and "fixed charges" means interest on all indebtedness, that portion of rental expense that management believes to be representative of interest expense and capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

    Debt Securities may be issued from time to time in one or more series by the Company. The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities." A copy of the form of the Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

    The following discussion includes a summary description of the material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

    The Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized for each series. Debt Securities of a series may be issuable in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more global Securities in registered or bearer form (each, a "Global Security"). Bearer Debt Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitation on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities, including exchange for Registered Debt Securities of the same series; (4) whether any of such Debt Securities are to be issuable in permanent global form and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (5) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security is registered on the Regular Record Date; (6) the date or dates on which such Debt Securities will mature; (7) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (8) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable, the Regular Record Date for any interest payable on any Interest Payment Date and any provision for the deferral of interest payments;
(9) whether any such interest will be payable in cash, through the issuance of additional Debt Securities, through the issuance of Common Stock, through some combination of cash and additional Debt Securities or through some combination of cash and Common Stock; (10) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (11) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (12) the obligations of the Company, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders thereof; (13) the denominations in which any such Debt Securities will be issuable, if other than denominations of US $1,000 and any integral multiple thereof; (14) the units of payment of principal of, premium, if any, and interest on such Debt Securities if other than US dollars, which units may consist of currency, currencies, currency unit or units, or securities; (15) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (16) if the principal of, premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (17) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (18) whether such Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date;
(19) any covenants to which the Company may be subject with respect to such Debt Securities;

(20) the applicability of the provisions described under "Defeasance" below;
(21) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities; (22) if the principle amount payable at the Stated Maturity of the Debt Securities is not determinable upon original issuance or at any time prior to Maturity, the amount that is deemed to be the principal amount outstanding at any time; (23) the terms of any guarantee of the payment of principal and interest on the Debt Securities; (24) any additions, deletions or changes in the Events of Default with respect to the Debt Securities and (25) any other terms of such Debt Securities.

    Debt Securities may be issued at a discount from their principal amount. United States federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any series of Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Debt Securities are payable in a foreign currency or currencies, a foreign currency unit or units or in securities, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Debt Securities will be set forth in the applicable Prospectus Supplement.

    Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES, SUBORDINATED DEBT
  SECURITIES AND GUARANTEES

    The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt

Securities may be made if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion, redemption or otherwise of a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

    By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

    The term "Senior Indebtedness," means the obligations of the Company with respect to (i) Indebtedness of the Company under the Bank Credit Facility and any renewal, refunding, refinancing, replacement or extension thereof and (ii) any other Indebtedness of the Company (other than the Securities), whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities or that such indebtedness is PARI PASSU with or junior to the Securities. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) indebtedness of the Company to a subsidiary of the Company, (ii) amounts owed for goods, materials or services purchased in the ordinary course of business, (iii) indebtedness incurred in violation of this Indenture, (iv) amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company, (v) any liability for Federal, state, local or other taxes owed or owing by the Company, (vi) any indebtedness of the Company that, when incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, and (vii) indebtedness evidenced by Senior Subordinated Debt Securities.

    If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

    Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form.

    Registered Debt Securities of any series (other than a Global Security) will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture.

    In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "--Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "--Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Company or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security.

    Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or its agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

    The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period of 15 days prior to the mailing of a notice of redemption of Debt Securities of that series; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except that any Bearer Debt Security exchangeable for a Registered Debt Security of that series may be so exchanged during the period preceding the redemption date therefor which is simultaneously surrendered for redemption.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such Paying Agents ("Paying Agents") outside the United States as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "--Form, Exchange, Registration, Conversion, Transfer and Payment" has been delivered prior to the first actual payment of interest. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest on Bearer Debt Securities denominated and payable in US dollars will be made at the office of the Company's Paying Agent in the United States, if (but only if) payment of the full amount thereof in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Trustee for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

    All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

TEMPORARY GLOBAL SECURITIES

    If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "--Form, Exchange, Registration, Conversion, Transfer and Payment." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "--Form, Exchange, Registration, Conversion, Transfer and Payment" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited.

PERMANENT GLOBAL SECURITIES

    If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such Global Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in
Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Company of the written certification described above under "--Form, Exchange, Registration, Conversion, Transfer and Payment." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

    As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, which failure continues for 30 days;
(c) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Debt Securities of that series (other than a covenant solely for the benefit of a series of Debt Securities other than that series), which failure continues for 90 days after written notice as provided in the applicable Indenture; and
(d) certain events of bankruptcy, insolvency or reorganization.

    If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (d) above, the principal amount (or in the case of Original Issue Discount Securities, such portion) of all Debt Securities shall be immediately due and payable without any action by the Trustee or any Holder. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

    The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have written requests, and offered reasonable indemnity, to such Trustee to institute such a proceeding, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    The Company is required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

    The Indenture provides that Supplemental Indentures may be entered into by the Company and the Trustee without the consent of any Holders of Debt Securities in certain limited circumstances, including (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole and certain other events specified in the "Merger, Consolidation and Sale of Substantially All Assets" covenant, (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, (iv) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (v) to make any change in the Debt Securities of any or all series that does not adversely affect the rights of any Holder of Debt Securities of the affected series in any material respect, (vi) to add Subsidiary guarantors pursuant to the procedures set forth in the Indentures, and (vii) certain other modifications and amendments as set forth in the Indenture.

    The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities, of any series then outstanding, to execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of Debt Securities of such series then outstanding, among other things,
(i) reduce the principal amount of Debt Securities of such series whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or change the time of payment of interest on any Debt Securities, (iii) change the currency in which any amount due in respect of the Debt Securities is payable, (iv) reduce the principal of or any premium on or change the Stated Maturity of any Debt Securities or alter the redemption or repurchase provisions with respect thereto, (v) reduce the relative ranking of any Debt Securities, (vi) release any security that may have been granted in respect of the Debt Securities, (vii) impair the right of any Holder to institute suit for enforcement of any payment on or with respect to such Holder's Debt Securities and (viii) make certain other significant amendments or modifications as specified in the Indenture.

    The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive compliance by the Company with certain covenants of the applicable Indenture and any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of any Holders of any series of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or any political subdivision thereof, and assumes the Company's obligations under each series of Outstanding Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

DEFEASANCE

    If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of certain Events of Default as specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, shall no longer be Events of Default, if, in either case, the Company irrevocably deposits with the applicable Trustee, in trust, money, Government Obligations of the government issuing the currency in which the Debt Securities of the relevant series are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the Stated Maturity Date, or the Redemption Date, as the case may be) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) 123 days pass after the deposit is made and during the 123-day period no Event of Default described in clause (d) under "Events of Default" shall have occurred and be continuing at the end of such period and (b) the Company shall have delivered an Opinion of Counsel to the effect that (i) the Holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (ii) the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable Indenture. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

    Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or Government Obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the money or Government Obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or Government Obligations so deposited.

REGARDING THE TRUSTEES

    The Indentures contain certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is a default under the Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

    The Company's Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $.01 per share, issuable in series. The board of directors of the Company is authorized to approve the issuance of one or more series of Preferred Stock without further authorization of the stockholders of the Company and to fix the number of shares, the designations, the relative rights and preferences and the limitations of any such series.

    At the date of this Prospectus, no shares of preferred stock were issued and outstanding, and 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Company's Stockholders' Rights Plan dated February 24, 1996 (the "Rights Plan"). See "Description of Common Stock--Stockholders' Rights Plan." The terms of the Company's currently authorized Series A Junior Participating Preferred Stock do not limit the issuance of other series of Preferred Stock ranking as to dividends and payments upon liquidation senior to, on a parity with or junior to such existing Preferred Stock.

    The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Stock in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

    (i) The maximum number of shares to constitute the series and the designation thereof;

    (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Stock or otherwise;

   (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) The liquidation preference, if any, applicable to shares of the series;

    (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

   (vii) The voting rights, if any, of the shares of the series;

  (viii) The currency or units based on or relating to currencies in which such series is denominated and/ or in which payments will or may be payable;

    (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

    (x) Any listing of the shares of the series on a securities exchange; and

    (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

    Any material United States federal income tax consequences and other special considerations to any offered Preferred Stock will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation, Bylaws and Rights Plan, each of which has been incorporated by reference herein.

    The Company's Restated Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $.01 par value. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Common Stock. The Common Stock does not have cumulative voting rights. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's board of directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of the Company's preferred stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions.

STOCKHOLDERS' RIGHTS PLAN

    On February 24, 1996, the Company's board of directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement which is incorporated herein by reference. The distribution was made as of March 6, 1996, to stockholders of record on that date. Each Right entitles the registered holder of Common Stock to purchase from the Company one one-hundredth (1/100) of a share of preferred stock, designated as Series A Junior Participating Preferred Stock, at a price of $18.75 per one one-hundredth (1/100) of a share, subject to adjustments. The Rights will expire at the close of business on March 6, 2006, unless the expiration date is extended or unless the Rights are earlier redeemed or exchanged by the Company as described in the Rights Agreement.

    Initially, the Rights will not be exercisable or represented by a separate certificate but will trade together with the Common Stock. The Rights, unless redeemed prior thereto, become exercisable only upon the close of business on the day which is the earlier of (a) the tenth day after a public announcement that a person or group of affiliated or associated persons, with certain exceptions as noted in the Rights Agreement, has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock (an "Acquiring Person") or (b) the tenth business day (or such later date as may be determined by the Company's board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 15% or more of the Company's outstanding Common Stock. All issuances of Common Stock after the date of the Rights Agreement will include Rights.

TRANSFER AGENT AND REGISTRAR

    The co-transfer agents and co-registrars for the Common Stock are Corporate Stock Transfer, Inc., and First Interstate Bank of California.

LISTING

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol BSNX.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue Warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Stock, Preferred Stock or Debt Securities, as the case may be, and may be attached to or separate from such Common Stock, Preferred Stock or Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

    The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is delivered: (i) the title of such Warrants; (ii) a description of the securities (which may include shares of Common Stock, shares of Preferred Stock or Debt Securities) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) the periods during which the Warrants are exercisable; (v) the number of shares of Common Stock or Preferred Stock or the amount of Debt Securities for which each Warrant is exercisable; (vi) the exercise price for such Warrants, including any changes to or adjustments in the exercise price;
(vii) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (viii) if applicable, the designation and terms of the shares of Preferred Stock with which such Warrants are issued; (ix) if applicable, the terms of the Debt Securities with which such Warrants are issued; (x) if applicable, the number of Warrants issued with each share of Common Stock or Preferred Stock or Debt Security; (xi) if applicable, the date on and after which such Warrants and the related shares of Common Stock or Preferred Stock or Debt Securities will be separately transferable; (xii) if applicable, a discussion of certain United States federal income tax considerations; (xiii) any listing of the Warrants on a securities exchange; and
(xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              SELLING STOCKHOLDER

    Common Stock owned by Michael S. Smith, Chairman of the Board, President and Chief Executive Officer, may be offered for Mr. Smith's account pursuant to this Prospectus. The following table sets forth information as of September 22, 1997 regarding the Common Stock owned by Mr. Smith, which may be offered hereunder.

                                                                                                   SHARES BENEFICIALLY
                                              SHARES BENEFICIALLY
                                              OWNED PRIOR TO THE
                                                   OFFERING                                      OWNED AFTER THE OFFERING
                                            -----------------------    NUMBER OF SHARES TO BE    ------------------------
SELLING STOCKHOLDER                           NUMBER      PERCENT       SOLD IN THE OFFERING       NUMBER       PERCENT
------------------------------------------  ----------  -----------  --------------------------  -----------  -----------
Michael S. Smith..........................   3,248,150(1)      30.13     Not to exceed 300,000*       *            *

------------------------

*   To be included in a Prospectus Supplement

(1) Includes 2,675,150 shares held by Mr. Smith; 304,300 shares held by Iris Smith, Mr. Smith's wife; 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee; and 92,700 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mrs. Smith is president and Mr. Smith is vice-president. Mr. Smith has no voting or investment power with respect to the shares held by Iris Smith and disclaims beneficial ownership of such shares. Mr. Smith, in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation, has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes options for 60,000 shares exercisable within 60 days and 20,000 performance shares, the restrictions on which lapse December 31, 1999.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Debt Securities, Preferred Stock, Common Stock and Warrants to or through underwriters or dealers, and also may offer and sell Debt Securities, Preferred Stock, Common Stock and Warrants directly to other purchasers or through agents.

    The distribution of the Securities may be affected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

    Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company or the selling stockholder, if applicable, from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents, and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

    In connection with distributions of Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assumed with the Company.

    In connection with the sale of the Securities, underwriters or agents may receive compensation from the Company, the selling stockholder, if applicable, or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholder may be effected from time to time on any exchange on which the Common Stock is then listed at prevailing prices at the time of such sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholder may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the Nasdaq National Market.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the selling stockholder against certain liabilities, including liabilities under U.S. securities legislation.

    The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

    Certain underwriters and selling group members (if any) who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended, during the two business day period before commencement of offers or sales of the Common Stock.

    The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Stock) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

    Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

                                    EXPERTS

    The consolidated financial statements of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report. Future financial statements of the Company and the reports thereon of Arthur Andersen LLP, or any successor independent accounting firm that has audited the Company's financial statements, also will be incorporated by reference in this Prospectus and elsewhere in the Registration Statement in reliance upon the authority of such firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

    Estimates of historical onshore oil and natural gas reserves of the Company as of December 31, 1994, 1995 and 1996, incorporated by reference herein are based upon engineering studies prepared by the Company and audited by the independent engineering firm of Netherland, Sewell & Associates, Inc. Estimates of historical offshore reserves of the Company as of December 31, 1996, incorporated by reference herein are based upon engineering studies prepared by the independent engineering firm of Ryder Scott Company Petroleum Engineers. Such estimates are incorporated by reference herein (to the extent covered by consents filed with the Commission) in reliance upon the authority of such firms as experts in such matters.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the applicable Prospectus Supplement.

                                    GLOSSARY

    The terms defined in this section are used throughout this Prospectus.

    2-D SEISMIC DATA. Seismic data that are acquired and processed to yield a two-dimensional cross section of the subsurface.

    3-D SEISMIC DATA. Seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

    BCF. Billion cubic feet (of gas).

    BCFE. Billion cubic feet (of gas) equivalent.

    EXPLOITATION. The conduct of a drilling or recompletion operation intended to recover reserves from a formation known to be productive in the area or on trend with existing production but not classifiable as proved.

    EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

    GROSS ACRES. An acre in which a working interest is owned.

    MMBBL. One million barrels of crude oil or other liquid hydrocarbons.

    NET ACRES. The sum of the fractional working interests owned in gross acres.

    PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production.

    PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

    WORKING INTEREST. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and to share in the production.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATES HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                           --------------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Prospectus Supplement Summary..................        S-3
Uncertainty of Forward-Looking Information.....       S-10
Risk Factors...................................       S-11
Use of Proceeds................................       S-16
Capitalization.................................       S-17
Price Range of Common Stock and Dividend
  Policy.......................................       S-18
Selected Historical Financial Information......       S-19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................       S-21
Business and Properties........................       S-30
Management.....................................       S-41
Selling Stockholder............................       S-44
Underwriting...................................       S-45
Experts........................................       S-46
Legal Matters..................................       S-46
Glossary.......................................       S-47
Index to Financial Statements..................       S-49

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Special Note Regarding Forward-Looking
  Statements...................................          3
Risk Factors...................................          4
The Company....................................          9
Use of Proceeds................................         11
Ratio of Earnings to Fixed Charges.............         11
Description of Debt Securities.................         11
Description of Preferred Stock.................         22
Description of Common Stock....................         23
Description of Warrants........................         25
Selling Stockholder............................         25
Plan of Distribution...........................         26
Experts........................................         27
Legal Matters..................................         27
Glossary.......................................         28

                                2,700,000 SHARES

                                      [LOGO]

                            BASIN EXPLORATION, INC.

                                  COMMON STOCK

                              --------------------

                              P R O S P E C T U S
                              --------------------

                         MORGAN KEEGAN & COMPANY, INC.
                                 HOWARD, WEIL,
                             LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                              PETRIE PARKMAN & CO.

                         RAUSCHER PIERCE REFSNES, INC.

                                OCTOBER 24, 1997

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